Exhibit 2.1

Certain information in this exhibit has been deleted and filed separately pursuant to Rule 24b-2

                               TABLE OF CONTENTS
                                       OF
                              ACQUISITION AGREEMENT


Section                                                                 Page
- -------                                                                 ----

1        INTERPRETATION                                                   1
1.1      Definitions                                                      1
1.2      Assets and Liabilities                                          15
1.3      Principles                                                      19

2        ACQUISITION OF PHASE I SHARES AND ASSETS                        20
2.1      Purchase and Sale                                               20
2.2      Purchase Price                                                  21
2.3      Ancillary Agreements                                            21
2.4      Closing                                                         24
2.5      Allocation                                                      24

3        ACQUISITION OF PHASE II SHARES AND ASSETS                       25
3.1      Purchase and Sale                                               25
3.2      Purchase Prices                                                 25
3.3      Ancillary Agreements                                            26
3.4      Closing                                                         26

4        ACQUISITION OF PHASE III SHARES AND ASSETS                      27
4.1      Completion and Approvals of Shareholders Agreements             27
4.2      Formation, Capitalization and Operation of New Coatings
         Company in India                                                30
4.3      Formation, Capitalization and Operation of New Coatings
         Company in South Africa                                         31
4.4      Purchase Prices                                                 33
4.5      Ancillary Agreements                                            34
4.6      Closings                                                        34
4.7      Alternative Structures                                          35

Section                                                                 Page
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5        ACQUISITION OF PHASE IV ASSETS                                  35
5.1      Put and Call Options                                            35
5.2      Exercise of Options                                             36
5.3      Option Prices                                                   37
5.4      Ancillary Agreements                                            37
5.5      Closings                                                        38

6        CLOSINGS AND CONDITIONS                                         38
6.1      Closings                                                        38
6.2      Conditions to Obligations of Valspar                            40
6.3      Conditions to the Obligations of Coates                         43
6.4      Post-Closing Adjustments                                        44

7        REPRESENTATIONS AND WARRANTIES OF COATES                        46
7.1      Affirmation                                                     46
7.2      Reaffirmation                                                   58

8        REPRESENTATIONS AND WARRANTIES OF VALSPAR                       59
8.1      Affirmation                                                     59
8.2      Reaffirmation                                                   61

9        COVENANTS OF COATES                                             61
9.1      Conduct of Business                                             61
9.2      Additional Financial Statements                                 63
9.3      Access to Records                                               66
9.4      Government Filings                                              66
9.5      Inventory Valuation                                             67
9.6      Identification and Disposal of Waste                            67
9.7      Share Purchase Loans                                            68
9.8      Consents                                                        68
9.9      Other Actions                                                   69
9.10     Assistance in Tax Matters                                       69
9.11     Non-Competition                                                 69
9.12     Subsequent Acquisitions                                         69
9.13     Corporate Control                                               70

Section                                                                 Page
- -------                                                                 ----

9.14     Royalties for Coates Products                                   70
9.15     Nantes Real Property                                            71
9.16     Redundant Employees                                             71

10       COVENANTS OF VALSPAR                                            71
10.1     Government Filings                                              71
10.2     Other Actions                                                   71
10.3     Change of Corporate Names                                       72
10.4     Solicitation of Employees                                       72
10.5     Refund of Excess Royalties                                      72

11       TERMINATION                                                     72
11.1     Grounds                                                         72
11.2     Consequences                                                    73
11.3     No Subsequent Termination                                       73

12       SURVIVAL AND INDEMNIFICATION                                    73
12.1     Survival                                                        73
12.2     Coates Indemnity                                                74
12.3     Valspar Indemnity                                               77
12.4     Indemnified Parties                                             78

13       DEFAULT                                                         80
13.1     Definition                                                      80
13.2     Notice and Cure                                                 81
13.3     Rights Upon Default                                             81

14       DISPUTES                                                        82
14.1     Arbitration                                                     82
14.2     Governing Law                                                   82

15       MISCELLANEOUS                                                   82
15.1     Press Releases and Announcements                                82
15.2     Expenses; Transfer Taxes                                        82
15.3     Further Assurances                                              83

Section                                                                 Page
- -------                                                                 ----

15.4     Amendment and Waiver                                            83
15.5     Notices                                                         83
15.6     Assignment                                                      84
15.7     Severability                                                    84
15.8     Complete Agreement                                              84
15.9     Counterparts                                                    85
15.10    Entry into Force                                                85



Appendices to Acquisition Agreement

         Appendix 1     Machen Lease Agreement
         Appendix 2     Coates Technology License Agreement
         Appendix 3     Coates Trademark License Agreement
         Appendix 4     Valspar Technology Sublicense Agreement
         Appendix 5     Pension Scheme Agreement Provisions
         Appendix 6     Resin Supply Agreement
         Appendix 7     Machen Facility Services Agreement
         Appendix 8     Facilities and Services Agreement
         Appendix 8-A   Term Sheet for Services in France and the United Kingdom
         Appendix 9     Toll Manufacturing Agreement
         Appendix 10    Valspar Technology License Agreement
         Appendix 11    Valspar Sales Representation Agreement
         Appendix 12    Coates Sales Representation Agreement
         Appendix 13    Shareholders Agreement
         Appendix 14    Guaranty


Exhibits to Acquisition Agreement

         Exhibit 2.1(a)    Packaging Coating Assets:  Coates Brothers PLC
         Exhibit 2.1(e)    Packaging Coating Assets:  Coates Coatings, Inc.
         Exhibit 2.1(f)    Packaging Coating Assets:  Coates Lorilleux S.A.
         Exhibit 2.1(g) Packaging Coating Assets: Coates Brothers, Australia Pty Limited
         Exhibit 2.5       Allocation
         Exhibit 3.1(a)    Packaging Coating Assets:  Coates Brothers (Hong
                           Kong) Limited
         Exhibit 3.1(b)    Packaging Coating Assets:  Coates (Guangzhou) PRC
                           Limited
         Exhibit 4.2(b)(i) Packaging Coating Assets: Coates of India Ltd.
         Exhibit 4.3(b)(i) Packaging Coating Assets: Coates Brothers (South
                           Africa) Limited
         Exhibit 5.1       Packaging Coating Assets: Phase IV Coatings Companies
         Exhibit 6.1(b)    Exclusions from Packaging Coating Employees
         Exhibit 10.5      Valspar Royalty Schedule

Disclosure Schedules to Acquisition Agreement

         Coates Brothers PLC
         Coates Coatings SA
         Coates Coatings A/S
         Coates Coatings, Inc.
         Coates Brothers, Australia Pty Limited
         Coates Coatings GmbH
         Coates Lorilleux S.A.
         Coates Brothers (Hong Kong) Limited
         Coates (Guangzhou) PRC Limited
         Coates of India Ltd.
         Coates Brothers (South Africa) Limited



                              ACQUISITION AGREEMENT

THIS AGREEMENT is made and entered into as of the 26th day of February, 1996 by and between:-

(1) COATES BROTHERS PLC, a public limited company organized under English law having its registered office at Cray Avenue, St. Mary Cray, Orpington, Kent BR5 3PP, England (hereinafter referred to as "Coates"); and

(2) THE VALSPAR CORPORATION, a corporation organized under the laws of the State of Delaware, United States of America having its principal offices at 1101 Third Street South, Minneapolis, Minnesota 55415, USA (hereinafter referred to as "Valspar").

RECITALS:

(A) Coates is engaged, through certain of its subsidiaries and affiliated companies, in the business of developing, manufacturing, marketing and selling certain coatings and inks used in the production of rigid metal packaging for food, beverages and other products.

(B) Valspar desires to acquire, and Coates desires to sell, the said business, in the manner and on the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual representations, warranties and covenants set forth in this Agreement, the parties hereto agree as follows:

1      INTERPRETATION

1.1 Definitions. The following terms, when used in capitalized form herein, shall have the meanings set forth below:

         (a) "Adjusted Annual Financial Statements" shall mean the audited financial statements to be delivered to Valspar by Coates as provided in Section 9.2(a).

         (b)






















         (c) "Adjusted Operating Income" when used with reference to any Coatings Company or the Packaging Coatings Business thereof shall mean the Operating Income of such Coatings Company attributable to its Packaging Coatings Business, adjusted as necessary (i) to exclude (A) fifty percent (50%) of (I) any sales commissions received from Valspar or its Affiliates under the provisions of any Valspar Sales Representation Agreement entered into pursuant to Section 2.3(h), net of (II) related costs incurred, with the approval of Valspar, exclusively for the purpose of generating the sales resulting in such commissions and (B) any Non-Recurring Items and (ii) to bring such financial statements into conformity with United States generally accepted accounting principles.

         (d) "Adjusted Quarterly Financial Statements" shall mean the financial statements to be delivered to Valspar by Coates prior to each Closing as provided in Section 9.2(b).

         (e) "Affiliate" when used with reference to either Party shall mean another company controlled by, controlling or under common control with that Party, where "control" means either
                  (i) the ownership, either directly or indirectly, of more than fifty percent (50%) of the voting shares or comparable interests in such Party or other company, as the case may be, or (ii) the right to elect the majority of the directors of such Party or other company, as the case may be, where such rights may be exercised without the consent of any third party.

         (f) "Agreement" shall mean this Acquisition Agreement, including all Exhibits and Appendices attached hereto.

         (g) "Ancillary Agreements" shall mean the Guaranty as well as the agreements to be entered into at various Closings as described in Section 2.3, Section 3.4, Section 4.5 and Section 5.4.

         (h) "Assets" shall mean the Packaging Coatings Assets to be sold to Valspar or its Affiliates or transferred to New Coatings Companies pursuant to this Agreement subject to the Packaging Coatings Liabilities which are to be assumed by Valspar, its Affiliates or the New Coatings Companies, respectively, in connection with such sale and transfer, and, when used with reference to any Coatings Company, shall mean the Packaging Coatings Assets, subject to the Packaging Coatings Liabilities, of such Coatings Company to be thus sold or transferred and assumed, respectively.

         (i) "Balance Sheet Date" when used with reference to any Closing shall mean the most recent Fiscal Year ending prior to the Closing Date.

         (j) "Base Currency" when used with reference to any Coatings Company shall mean the currency in which the official books and records of that Coatings Company are denominated.

         (k) "Basket Amount" shall mean (i) with respect to losses, liabilities, deficiencies, damages, expenses and costs of the Valspar Indemnified Parties under Section 12.2(a), 12.2(b)(i), 12.2(b)(ii) or 12.2(b)(iii) relating to any of the Phase I Coatings Companies or the Phase II Coatings Companies, Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate for all such Phase I Coatings Companies and Phase II Coatings Companies, and (ii) with respect to losses, liabilities, deficiencies, damages, expenses and costs of the Valspar Indemnified Parties under Section 12.2(a), 12.2(b)(i), 12.2(b)(ii) or 12.2(b)(iii) relating to any of the Phase III Coatings Companies or the Phase IV Coatings Companies, one half of one percent (0.5%) of the amount of the Purchase Price received by Coates with respect to such Coatings Company.

         (l) "Business Day" shall mean any day on which commercial banks are open for business in the United Kingdom.

         (m)
















         (n) "CBSA Technology License Agreement" shall mean a license agreement to be entered into between Coates Brothers (South Africa) Ltd. and Valspar Coates (South Africa) Ltd. whereby Coates Brothers (South Africa) Ltd. shall grant to Valspar Coates (South Africa) Ltd. licenses for the use of all Licensed Intellectual Property Rights owned by Coates Brothers (South Africa) Ltd., as more fully provided in Section 4.1(b)(ii)(C) and in the South Africa Shareholders Agreement.

         (o) "Claim" shall mean any action or proceeding, judicial or administrative, instituted against any Indemnified Party by any third party seeking to establish liability or obligation which, if established, would be subject to indemnification by either Party hereunder without regard, for purposes of this definition, to any of the limitations on such indemnification that are provided for in Section 12.

         (p) "Closing" shall mean any of the closings at which the purchase and sale of Shares and/or Assets of the respective Coatings Companies shall occur as provided in this Agreement.

         (q) "Closing Balance Sheet" shall mean a pro-forma consolidated balance sheet showing the Adjusted Net Book Value of the Shares and Packaging Coatings Assets to be purchased and sold at each Closing as of the respective Closing Date.

         (r) "Closing Date" when used with reference to any Closing shall mean the date on which such Closing shall actually take place.

         (s) "Closing Statements" shall mean the Closing Balance Sheet and the Closing Statement of Financial Indebtedness to be prepared in accordance with Section 6.4.

         (t) "Closing Statement of Financial Indebtedness" shall mean a statement showing the Financial Indebtedness as of any Closing Date of those Coatings Companies the Shares of which are to be transferred to Valspar or its Affiliates at the respective Closing.

         (u) "Coates' Accountants" shall mean Arthur Andersen & Co. and such other firms of independent public accountants as Coates shall from time to time appoint as the principal outside accountants for any of the Coatings Companies.

         (v) "Coates Brothers, Australia Pty Limited" shall mean the limited liability company by that name organized under the laws of the Commonwealth of Australia which is an Affiliate of Coates.

         (w) "Coates Brothers (East Africa) Ltd." shall mean the limited liability company by that name organized under the laws of the Republic of Kenya which is an Affiliate of Coates.

         (x) "Coates Brothers (Hong Kong) Limited." shall mean the limited liability company by that name organized under the laws of the Crown Colony of Hong Kong which is an Affiliate of Coates.

         (y) "Coates Brothers (Malaysia) Sdn. Bhd." shall mean the sendirian berhad or limited liability company by that name organized under the laws of Malaysia which is an Affiliate of Coates.

         (z) "Coates Brothers (Singapore) Ltd." shall mean the limited liability company by that name organized under the laws of the Republic of Singapore which is an Affiliate of Coates.

         (aa) "Coates Brothers (South Africa) Ltd." shall mean the limited liability company by that name organized under the laws of the Republic of South Africa which is an Affiliate of Coates.

         (bb) "Coates Brothers (West Africa) Ltd." shall mean the limited liability company by that name organized under the laws of the Federal Republic of Nigeria which is an Affiliate of Coates.

         (cc) "Coates Brothers (Zimbabwe) (Private) Ltd." shall mean the limited liability company by that name organized under the laws of Zimbabwe which is an Affiliate of Coates.

         (dd) "Coates Coatings AS" shall mean the aksjeselskap or stock company by that name organized under the laws of the Kingdom of Norway which is an Affiliate of Coates.

         (ee) "Coates Coatings GmbH" shall mean the Gesellschaft mit beschrankter Haftung or limited liability company by that name organized under the laws of the Federal Republic of Germany which is an Affiliate of Coates.

         (ff) "Coates Coatings, Inc." shall mean the corporation by that name organized under the laws of the State of Delaware, United States of America, which is an Affiliate of Coates.

         (gg) "Coates Coatings SA" shall mean the societe anonyme or stock company by that name organized under the laws of the Republic of France which is an Affiliate of Coates.

         (hh) "Coates Indemnified Parties" shall mean Coates, its Affiliates, shareholders and permitted assigns.

         (ii) "Coates Korea Ltd." shall mean the limited liability company by that name organized under the laws of the Republic of Korea which is an Affiliate of Coates.

         (jj) "Coates Lorilleux SA" shall mean the sociedad anonima or stock company by that name organized under the laws of Spain which is an Affiliate of Coates.

         (kk) "Coates of India Ltd." shall mean the limited liability company by that name organized under the laws of the Union of India which is an Affiliate of Coates.

         (ll) "Coates (New Zealand) Ltd." shall mean the limited liability company by that name organized under the laws of the Commonwealth of New Zealand which is an Affiliate of Coates.

         (mm) "Coates (Guangzhou) PRC Ltd." shall mean the limited liability company by that name organized under the laws of the People's Republic of China.

         (nn) "Coates Thailand Ltd." shall mean the limited liability company by that name organized under the laws of Thailand which is an Affiliate of Coates.

         (oo) "Coates Trademark License Agreement" shall mean the agreement to be entered into by Coates and Valspar pursuant to Section
                  2.3 (b)(ii).

         (pp) "Coates Zambia Ltd." shall mean the limited liability company by that name organized under the laws of the Republic of Zambia which is an Affiliate of Coates.

         (qq) "Coatings Companies" shall mean the Phase I Coatings Companies, the Phase II Coatings Companies, the Phase III Coatings Companies and the Phase IV Coatings Companies, including as applicable the New Coatings Companies, and "Coatings Company" shall mean any of them, provided that any such company shall cease to be a Coatings Company for purposes hereof at such time as all of the Shares or Packaging Coatings Assets thereof shall have been transferred to Valspar, its Affiliates or any New Coatings Company as herein provided.

         (rr) "Coatings Technology" shall mean any and all technical information and know-how, including but not limited to inventions, technology, know-how, plans, discoveries, approaches, techniques, methods, concepts, data, specifications, flow charts, formulas, ingredient lists, laboratory books, test results, costs and other financial information, which have been developed by the Coatings Companies for use in, or have since December 31, 1990 been used by the Coatings Companies in, the manufacture, use, and/or sale of Packaging Coatings, including, but not limited to, all such technical information and know-how used in the manufacture, use or sale of the resins and products listed in
                  Exhibit 7.1(s).

         (ss) "COI Technology License Agreement" shall mean a license agreement to be entered into between Coates of India Ltd. and Valspar Coates (India) Ltd. whereby Coates of India Ltd. shall grant to Valspar Coates (India) Ltd. licenses for the use of all Licensed Intellectual Property Rights owned by Coates of India Ltd., as more fully provided in Section 4.1(a)(ii)(C) and in the India Shareholders Agreement.

         (tt) "Constitutive Documents" when used with reference to either of the Parties, their respective Affiliates or any of the Coatings Companies shall mean the statutes, articles of association, memorandum and articles of association, articles of incorporation and bylaws or other similar documentation of such entity.

         (uu) "Cray Valley Ltd." shall mean the private limited company by that name organized under the laws of the United Kingdom which is an Affiliate of Coates.

         (vv) "Disclosure Schedule" shall mean the schedule of disclosures which has been delivered by Coates to Valspar on the date hereof qualifying the representations and warranties of Coates as set forth in Section 7.1.

         (ww) "Disclosure Schedule Amendment" shall mean the document to be delivered by Coates to Valspar prior to each Closing setting forth any modifications to the disclosures made in the Disclosure Schedule as provided in Section 7.2(c).

         (xx) "Dollars" and "$" shall mean the lawful currency of the United States of America.

         (yy) "Employee Benefits" shall mean any compensation or other benefits that any Coatings Company currently provides or may be obligated under applicable law, by contract or otherwise to provide to any its employees in respect of retirement, redundancy, unemployment, termination, repatriation, reassignment, disability, injury, illness, medical care, child care, education, vacations or otherwise, including but not limited to contributions to public or private deferred compensation, pension or retirement plans or schemes, insurance contracts or other similar arrangements.

         (zz) "Environmental Laws" shall mean all laws, rules, regulations, codes, ordinances, orders, decrees and directives under the laws of any country relating to pollution, contamination or protection of the environment and any permits, licenses and judgments issued under such laws that are applicable to the Coatings Companies or any of their activities or properties.

         (aaa) "Financial Indebtedness" shall mean the total amount of any and all current and long-term debt of any Coatings Company for monies borrowed by such Coatings Company, including outstanding balances owed by such Coatings Company under any lines of credit, any capital lease obligations of the Coatings Company, and notes, loans, advances and accounts payable by the Coatings Company to Coates and/or any Affiliates of Coates.

         (bbb) "Final Purchase Price" when used with reference to the Shares and/or Assets purchased and sold at any Closing shall mean the definitive purchase price for such Shares and/or Assets as finally determined pursuant to Section 6.4.

         (ccc) "Fiscal Quarter" shall mean the three (3) month accounting period constituting a quarter of a Fiscal Year.

         (ddd) "Fiscal Year" shall mean the twelve (12) month accounting period constituting the fiscal year of Coates.

         (eee) "Guaranty" shall mean the guaranty of Total SA to be given as provided in Section 15.10.

         (fff) "Hazardous Materials" shall mean any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any applicable law, statute, code, ordinance, regulation, rule or other requirement relating to such substance or otherwise relating to the environment or human health or safety, including without limitation any waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment or might subject any of the Coatings Companies to any imposition of costs or liability under any Environmental Law.

         (ggg) "Indemnified Parties" shall mean the Valspar Indemnified Parties and the Coates Indemnified Parties, and "Indemnified Party" shall mean any of them.

         (hhh) "Indemnifying Party" shall refer to the Party obligated under the provisions of Section 12 to indemnify any Indemnified Party.

         (iii) "India Shareholders Agreement" shall mean the agreement by that name to be entered into pursuant to Section 4.1(a).

         (jjj) "Intellectual Property Rights" shall mean any and all intellectual property rights, including but not limited to patents, patent applications, registered designs, copyrights and trade secrets, that cover in whole or in part, relate to or are required for the use of the Coatings Technology or any portion thereof.

         (kkk) "Latest Balance Sheets" shall mean the unaudited balance sheets of the Packaging Coatings Business of the Coatings Companies as of December 31, 1995.

         (lll) "Latest Financial Statements" shall mean the Latest Balance Sheets together with the unaudited statements of earnings and shareholders' equity of the Packaging Coatings Business of each of the Coatings Companies for the twelve (12) month period ended on December 31, 1995.

         (mmm) "Leases" shall mean all leases that are described in the Disclosure Schedule under the caption referring to Section 7.1(m).

         (nnn) "Licensed Intellectual Property Rights" shall mean all Intellectual Property Rights that are not Transferred Intellectual Property Rights.

         (ooo) "Limit Amount" shall mean (i) with respect to losses, liabilities, deficiencies, damages, expenses and costs of the Valspar Indemnified Parties under Section 12.2(a), 12.2(b)(i), 12.2(b)(ii) or 12.2(b)(iii) relating to any of the Phase I Coatings Companies or the Phase II Coatings Companies, one hundred percent (100%) of the amount of the Purchase Price received by Coates with respect to all such Phase I Coatings Companies and Phase II Coatings Companies in the aggregate, and (ii) with respect to losses, liabilities, deficiencies, damages, expenses and costs of the Valspar Indemnified Parties under Section 12.2(a), 12.2(b)(i), 12.2(b)(ii) or 12.2(b)(iii)
                  relating to any of the Phase III Coatings Companies or the Phase IV Coatings Companies, one hundred percent (100%) of the amount of the Purchase Price received by Coates with respect to such Coatings Company.

         (ppp) "Machen Lease Agreement" shall mean the lease agreement to be entered into between Cray Valley Ltd. and Coates or one of the Other Affiliates pursuant to Section 2.3(a) and assigned to Valspar or one of its Affiliates pursuant to Section 2.3(b)(i) providing for the use and possession of certain industrial facilities and related real property at Machen, Wales.

         (qqq) "Nantes Lease Agreement" shall mean the agreement to be entered into between Coates Coatings SA and one of the Other Affiliates whereby the latter will lease to the former the land currently owned by Coates Coatings SA as more fully provided in Section 2.3(g).

         (rrr) "Neutral Accountants" shall mean any firm of public accountants selected to resolve accounting differences between the Parties pursuant to Section 6.4(a)(iii).

         (sss) "New Coatings Companies" shall mean Valspar Coates (India) Ltd. and Valspar Coates (South Africa) Ltd., and "New Coatings Company" shall mean either of them.

         (ttt) "Nominal Closing Date" when used with reference to any Closing shall be the earliest date by which such Closing is expected to take place, as provided in Section 6.

         (uuu) "Non-Recurring Items" shall mean items of income, expense, credit or charge resulting from events or transactions that are unusual in the experience of the Coatings Company and not within the ordinary course of its Packaging Coatings Business and that could not reasonably be expected to recur in the foreseeable future, as shall be agreed between the Parties or determined by the Neutral Accountants as provided in Section 6.4.

         (vvv) "Notifying Party" shall mean a Party that shall have notified the other Party that it and/or any of its Indemnified Parties claim entitlement to indemnification under Section 12.

         (www) "Operating Income" when used with reference to any Coatings Company or the Packaging Coatings Business thereof shall mean
                  (i) the total net sales revenue thereof less (ii) operating costs consisting of raw material costs (including containers), operating variable costs, production fixed costs, research and development costs, other operating fixed costs, selling costs, administrative costs, variation operating provisions and depreciation, but (iii) prior to the inclusion of any intra-group fees, exchange gains or losses, non-trading costs, goodwill amortization or equity participation as those terms are defined and used in the financial reports Coates and its Affiliates.

         (xxx) "Other Affiliates" shall mean those Affiliates of Coates that are not Coatings Companies.

         (yyy) "Packaging Coatings" shall mean inks and other coatings used in metal decorating and on either the outside or the inside of rigid metal packaging for food, beverages and other products.

         (zzz) "Packaging Coatings Assets" when used with reference to any Coatings Company shall mean those assets of such Coatings Company described in Section 1.2(a) but excluding those listed in Section 1.2(b).

         (aaaa) "Packaging Coatings Business" shall mean that worldwide business of Coates and its Affiliates which consists of the development, manufacture, marketing and sale of Packaging Coatings and, when used with reference to any Coatings Company, shall mean that portion of the operations, revenues, expenses, assets and liabilities of such Coatings Company which relate exclusively or primarily to such business.

         (bbbb) "Packaging Coatings Employees" when used with reference to any Coatings Company shall mean those employees of that Coatings Company who are engaged primarily in the Packaging Coatings Business, as listed in the Disclosure Schedule under the caption referring to Section 7.1(ff).

         (cccc) "Packaging Coatings Liabilities" when used with reference to any Coatings Company shall mean those liabilities of such Coatings Company described in Section 1.2(c).

         (dddd) "Parties" shall mean Coates and Valspar, and "Party" shall mean either of them.

         (eeee)   "Phase I Closing" shall mean the Closing referred to in
                  Section 2.4.

         (ffff) "Phase I Coatings Companies" shall mean Coates, Coates Brothers, Australia Pty Limited, Coates Coatings AS, Coates Coatings GmbH, Coates Coatings, Inc., Coates Coatings SA and Coates Lorilleux SA, and "Phase I Coatings Company" shall mean any of them.

         (gggg)   "Phase II Coatings Companies" shall mean Coates Brothers (Hong
                  Kong) Limited., Valspar Coates (HK) Ltd. and Coates (Guangzhou) PRC Ltd., and "Phase II Coatings Company" shall mean any of them.

         (hhhh) "Phase III Coatings Companies" shall mean Coates of India Ltd., Valspar Coates (India) Ltd., Coates Brothers (South Africa) Ltd., and Valspar Coates (South Africa) Ltd., and "Phase III Coatings Company" shall mean any of them.

         (iiii) "Phase IV Coatings Companies" shall mean Coates Brothers (East Africa) Ltd., Coates Brothers (Malaysia) Sdn. Bhd., Coates (New Zealand) Ltd., Coates Brothers (Singapore) Ltd., Coates Brothers (West Africa) Ltd., Coates Brothers (Zimbabwe) (Private) Ltd., Coates Korea Ltd., Coates Thailand Ltd., Coates Zambia Ltd. and PT Coates Indonesia, and "Phase IV Coatings Company" shall mean any of them.

         (jjjj) "Product Liability" shall mean any claim asserted against or liability incurred by any of the Coatings Companies by reason of any actual or alleged defect in any product manufactured or supplied by any of the Coatings Companies or of any non-conformity of such product with any applicable contractual or regulatory provisions, in each case, in connection with the Packaging Coatings Business.

         (kkkk) "Provisional Purchase Price" when used with reference to any Closing shall mean the estimated purchase price of the Shares and/or Assets to be paid to Coates and/or its Affiliates at such Closing as determined pursuant to Section 6.1(c).

         (llll) "PT Coates Indonesia" shall mean the perseroan terbatas or stock company by that name organized under the laws of Indonesia which is an Affiliate of Coates.

         (mmmm) "Purchase Price" shall mean the purchase price for the Shares and/or Assets, which shall be calculated first as a Provisional Purchase Price payable at Closing and subsequently as a Final Purchase Price arrived at through the adjustment process provided for in Section 6.4.

         (nnnn) "Real Property" shall mean all real property which is either owned by any of the Coatings Companies or used by any of them under the terms of any Lease, as described in the Disclosure Schedule under the caption referring to Section 7.1(m).

         (oooo) "Returns" shall mean all returns, declarations, reports, estimates, information returns, and statements required to be filed or sent by any of the Coatings Companies in respect of any Taxes or required to be filed or sent by any of the Coatings Companies to any taxing authority having jurisdiction.

         (pppp) "Sales Representation Agreements" shall mean the agreements referred to in Section 2.3(h) and Section 2.3(i).

         (qqqq) "Shares" when used with reference to any Coatings Company shall mean the shares of such Coatings Company to be acquired by Valspar or its Affiliates pursuant to this Agreement.

         (rrrr) "South Africa Shareholders Agreement" shall mean the agreement by that name to be entered into pursuant to Section 4.1(b).

         (ssss) "Taxes" shall mean all taxes, charges, fees, levies, or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, value added, use, ad valorem, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property, or other taxes, customs duties, fees, assessments, or charges of any kind whatsoever, including, without limitation, all interest and penalties thereon, and additions to tax or additional amounts imposed by any taxing authority, domestic or foreign, upon any of the Coatings Companies.

         (tttt) "Total SA" shall mean the societe anonyme or stock company by that name organized under the laws of the Republic of France which is an Affiliate of Coates.

         (uuuu) "Transferred Intellectual Property Rights" shall mean all Intellectual Property Rights in and to Coatings Technology that is used primarily in the manufacture, use and/or sale of Packaging Coatings including, but not limited to, all Coatings Technology used in the manufacture, use or sale of the resins and products listed in Exhibit 7.1(s).

         (vvvv)










         (wwww) "Valspar Coates (India) Ltd." shall mean the limited liability company to be organized under the laws of the Republic of India pursuant to Section 4.1(a).

         (xxxx) "Valspar Coates (South Africa) Ltd." shall mean the limited liability company to be organized under the laws of the Republic of South Africa pursuant to Section 4.1(b).

         (yyyy) "Valspar Indemnified Parties" shall mean Valspar, its Affiliates, shareholders and permitted assigns and any of the New Coatings Companies.

         (zzzz) "Valspar Technology License Agreements" shall mean the agreements referred to in Section 2.3(g) and, for purposes of
                  Section 9.14 only the Existing License Arrangements as defined in the Valspar Technology Sub-License Agreement referred to in
                  Section 2.3(b)(iv).

         (aaaaa) "Valspar's Accountants" shall mean Ernst & Young or such other firm of independent public accountants as Valspar shall from time to time appoint as its principal outside accountants.

         (bbbbb) "Wythenshawe Lease Agreement" shall mean that certain lease agreement dated April 29, 1974 between the Manchester City Council and Lorilleux & Bolton Limited (and currently vested in Coates) providing for the lease to the latter of certain commercial real property at Wythenshawe, England.

1.2 Assets and Liabilities. Wherever in this Agreement provision is made for the purchase and sale or transfer of Packaging Coatings Assets subject to Packaging Coatings Liabilities, the assets and liabilities involved shall be determined in accordance with the following provisions, subject to any specific inclusions or exclusions set forth in the Exhibits relating to the Packaging Coatings Assets and Packaging Coatings Liabilities of individual Coatings Companies:

         (a) The Packaging Coatings Assets shall consist of the following assets of each Coatings Company, the Assets of which are to be acquired by Valspar or transferred to New Coatings Companies hereunder:

                  (i) as to Coates Brothers PLC, the real property owned by Coates in Witney, England, together with all buildings and improvements thereon and all rights, privileges, easements and licenses relating to that property;

                  (ii) as to Coates of India Ltd., the real property owned by Coates of India Ltd. in Bangalore, India, having an area of eight thousand twenty-eight square meters (8,028 m2) which is used in the Packaging Coatings Business, together with all buildings and improvements thereon and all rights, privileges, easements and licenses relating to that property;

                  (iii) the accounts receivable, notes receivable from trade accounts and prepaid expenses of each such Coatings Company, but only if and to the extent that such assets relate to the Packaging Coatings Business;

                  (iv) equipment, machinery, spare parts, supplies, vehicles, furniture, fixtures, and all other tangible personal property which, in each case, are used by such Coatings Company primarily in connection with the Packaging Coatings Business; provided that for this purpose each item of such personal property shall be deemed to be used primarily in connection with the Packaging Coatings Business if it is used more than fifty percent (50%) of the time in connection with such business, taking into account such time as it is used exclusively in connection with such business and an allocation of the time during which it is used for shared or common purposes with other businesses of the Coatings Company that owns such property;

                  (v) items of inventory, including raw materials, intermediates and work-in-process used in the manufacture of Packaging Coatings as well as finished Packaging Coatings products, wherever located;

                  (vi) any and all Coatings Technology that is owned, controlled or otherwise licensable by such Coatings Company, including title to all Transferred Intellectual Property Rights and perpetual, worldwide, royalty-free licenses under all Licensed Intellectual Property Rights, as well as all documentation and other materials of any kind incorporating Technology in written, electronic or other tangible form;

                  (vii) such Coatings Company's rights under any contracts, leases, commitments, understandings, unfilled sales orders, open purchase orders or other agreements, including supply agreements, equipment leases and manufacturers' and vendors' warranties relating to Packaging Coatings or to other items included in the Packaging Coatings Assets and all similar rights against third parties relating to items included in the Packaging Coatings Assets;

                  (viii) marketing and advertising materials, printed catalogs, promotional materials, labels and packaging relating to Packaging Coatings; and

                  (ix) copies of general ledgers and underlying books of original entry, and all other books, records, files, reports, surveys, laboratory books, studies and other documents relating to Packaging Coatings.

         (b) The following assets used in the operation of the Packaging Coatings Business shall not be considered to be Packaging Coatings Assets and shall be retained by the Coatings Companies and shall not be sold or assigned:

                  (i)      cash and cash equivalents;

                  (ii) subject to the terms of the Coates Trademark License Agreement, all rights to the name "Coates" whether or not registered (and all issued registrations and pending registration of such name) or any name that includes "Coates";

                  (iii) all rights under or pursuant to all insurance policies, all prepaid insurance premiums with respect to those policies and all claims against insurers with respect to any Packaging Coatings Liability if and to the extent that such liability is reflected in the Closing Balance Sheet;

                  (iv) any agreement with a third party providing for the license to such third party of technology relating to the Packaging Coatings Business; provided, however, that Valspar will cooperate with Coates in good faith in the negotiation of substitute agreements that will resolve conflicts with existing licensees of Valspar, avoid risk of loss of technology owned by Valspar and otherwise be in form and content satisfactory to Valspar;

                  (v) any contract, lease, commitment, understanding or other agreement as to which consent to assignment is required but has not been obtained;

                  (vi) all tax returns of the Coatings Companies relating to franchise and income Taxes and all right to credits and refunds in respect of franchise and income Taxes;

                  (vii) all notes or other receivables from employees or former employees of the Coatings Companies, including all rights in respect of any loans made to Packaging Coatings Employees for the purpose of purchasing shares of Total SA; and

                  (viii)   any cash value life insurance policies.

         (c) The Packaging Coatings Liabilities shall consist of the following liabilities of the Coatings Companies the Packaging Coatings Assets of which are to be acquired by Valspar:

                  (i) all trade payables and other accounts payable relating to the operation of the Packaging Coatings Business through the Closing Date, but only to the extent fully and properly reflected in the Closing Balance Sheet for the said Coatings Company as detailed in an attachment to the Closing Statement;

                  (ii) all accrued expenses relating to employee compensation (such as salaries, wages, bonuses, commissions, vacation and sick days) of Packaging Coatings Employees through the Closing Date, but only to the extent fully and properly reflected in the Closing Balance Sheet for the said Coatings Company as detailed in an attachment to the Closing Statement;

                  (iii) other accrued expenses arising out of the operation of the Packaging Coatings Business through the Closing Date, which

                           (A) in the case of Coatings Companies as to which the Purchase Price is determined by
                                    reference to the                   of the
                                    Packaging Coatings Assets thereof, shall be of the types reflected in the Adjusted Operating Income which shall have been utilized in the calculation of the of the Assets of such
                                    Coatings Company and

                           (B) in the case of Coatings Companies as to which the Purchase Price is determined by
                                    reference to the                        ,
                                    shall have been taken into account in the determination thereof,

                           but only, in each case, to the extent fully and properly reflected in the Closing Balance Sheet for the said Coatings Company as detailed in an attachment to the Closing Statement;

                  (iv) all obligations and liabilities of the Coatings Companies under the contracts referred to in Section 1.2(a)(vii) (excluding those referred to in Sections 1.2(b)(iii), 1.2(b)(iv) and 1.2(b)(v)), but only to the extent that those obligations and liabilities relate to the period after the Closing Date;

                  (v) Taxes other than franchise and income taxes of the Coatings Companies arising out of the operation of the Packaging Coatings Business through the Closing Date, but only to the extent fully and properly reflected in the Closing Balance Sheet for the said Coatings Company as detailed in an attachment to the Closing Statement; and

                  (vi) fifty percent (50%) of all liabilities for termination, severance or similar obligations to or with respect to Packaging Coatings Employees, other than any such employees of Coates (Guangzhou) PRC Ltd., who do not accept the offer of employment by Valspar referred to in Section 6.1(b), but only if and to the extent that such obligations shall have arisen by reason of any termination of such employees to whom notice of such termination shall have been given within thirty (30) days following their respective failures to accept the said offers; provided that, for the avoidance of doubt, nothing herein shall be construed as creating any liability on the part of either Party to any employee who, being under a legal obligation to accept such offer in connection with the transfer of the Packaging Coatings Business from Coates to Valspar, fails to do so.

1.3 Principles. This Agreement shall be interpreted in accordance with the following principles:

         (a) This Agreement and the Ancillary Agreements are intended to be mutually explanatory of one another and shall, to the extent possible, be interpreted as a whole. In the event of any inconsistency, this Agreement shall prevail over any of the Ancillary Agreements.

         (b) All accounting terms used in this Agreement that are not specifically defined shall have the meanings customarily accorded to them under United States generally accepted accounting principles. When used with reference to any financial attribute of any Coatings Company, except as otherwise expressly provided, any such term shall mean such attribute as reflected in the financial statements, books and records of such Coatings Company prepared in accordance with, or adjusted to conform to, United States generally accounting principles consistently applied.

         (c) The various headings in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or of any Section or provision hereof. Except as otherwise expressly stated, any reference to a Section, Exhibit or Appendix shall mean the corresponding section, exhibit or appendix of this Agreement.

2        ACQUISITION OF PHASE I SHARES AND ASSETS

2.1 Purchase and Sale. At the Phase I Closing, Valspar and/or its Affiliates shall purchase, and the Coatings Companies and Other Affiliates and their respective nominees shall sell, transfer and assign to Valspar and/or its Affiliates, all right title and interest of the Coatings Companies and the Other Affiliates in and to the following Shares and Assets:

         (a) the Packaging Coatings Assets, subject to the Packaging Coatings Liabilities, of Coates, subject to the specific inclusions and exclusions set forth in Exhibit 2.1(a);

         (b) one hundred ninety-five thousand (195,000) shares, representing all of the issued and outstanding shares, in Coates Coatings SA;

         (c) eleven thousand one hundred (11,100) shares, representing all of the issued and outstanding shares, in Coates Coatings AS;

         (d)      the entirety of the share capital interest in Coates Coatings
                  GmbH;

         (e) the Packaging Coatings Assets, subject to the Packaging Coatings Liabilities, of Coates Coatings, Inc., subject to the specific inclusions and exclusions set forth in Exhibit 2.1(e);

         (f) the Packaging Coatings Assets, subject to the Packaging Coatings Liabilities, of Coates Lorilleux SA, subject to the specific inclusions and exclusions set forth in Exhibit 2.1(f); and

         (g) the Packaging Coatings Assets, subject to the Packaging Coatings Liabilities, of Coates Brothers, Australia Pty Limited, subject to the specific inclusions and exclusions set forth in Exhibit 2.1(g).

2.2 Purchase Price. The Purchase Price for the Shares and Assets of each of the Coatings Companies referred to in Section 2.1 shall be an amount denominated in the Base Currency of such Coatings Company which shall
         be equal to the                         of the said Shares or Assets
         plus the following amounts:

         (a)
                  as additional consideration for the Packaging Coatings Assets
                  of             ; and

         (b)                                                                  as
                  additional consideration for the Packaging Coatings Assets of


2.3 Ancillary Agreements. In addition to the purchase and sale of Shares and Assets described in Section 2.1, Coates and Valspar shall, and shall cause their respective Affiliates to, conclude at the Phase I Closing the following Ancillary Agreements:

         (a) Cray Valley Ltd., as lessor, and Coates or an Other Affiliate, as lessee, will enter into the Machen Lease Agreement substantially in the form set forth in Appendix 1;

         (b)      Coates and Valspar will enter into the following Agreements:

                  (i) the Assignment and Assumption Agreement, whereby Coates will assign to Valspar its rights, and Valspar will assume the obligations of Coates under:

                           (A)      the Machen Lease Agreement, and

                           (B)      the Wythenshawe Lease Agreement;

                  (ii) the Coates Technology License Agreement substantially in the form set forth in Appendix 2,

                  (iii) the Coates Trademark License Agreement substantially in the form set forth in Appendix 3,

                  (iv) the Valspar Technology Sublicense Agreement substantially in the form set forth in Appendix 4, and

                  (v) the Pension Scheme Agreement, if any, negotiated in accordance with the provisions set forth in Appendix 5;

         (c) Cray Valley Ltd. and an Affiliate of Valspar will enter into the following agreements:

                  (i) the Resin Supply Agreement substantially in the form set forth in Appendix 6; and

                  (ii) the Machen Facility Services Agreement substantially in the form set forth in Appendix 7.

         (d) Affiliates of Coates and Valspar will enter into the Facilities and Services Agreements substantially in the form set forth in Appendix 8, subject to requirements of applicable law, relating to the provision by Coates of certain facilities and/or administrative services to Affiliates of Valspar in France (Lille), the United Kingdom, Portugal, Spain and Australia, as specified in the Schedule to Appendix 8 and with respect to services in France and the United Kingdom, based on the services specified in the term sheet attached hereto as Appendix 8-A.

         (e) Coates Lorilleux SA and an Affiliate of Valspar will enter into a Toll Manufacturing Agreement with respect to Spain substantially in the form set forth in Appendix 9, subject to any requirements of applicable law.

         (f) Coates Brothers, Australia Pty Limited and an Affiliate of Valspar will enter into a Toll Manufacturing Agreement with respect to Australia substantially in the form set forth in Appendix 9, subject to any requirements of applicable law.

         (g) Coates and Valspar shall agree upon the definitive text of the Nantes Lease Agreement, which shall provide for the lease to Coates Coatings SA by an Other Associate of the land at Nantes, France currently occupied and used by Coates Coatings SA, such lease to be for nominal rent and for a term of the same duration as the Machen Lease Agreement or for such shorter term as shall be the longest term permitted under applicable law, subject to termination by Valspar at any time on one (1) year's notice, and containing (i) provisions for the transfer of all buildings and improvements on the land to an Affiliate of Coates upon expiration or termination of the lease without compensation to Valspar or its Affiliate, (ii) an undertaking by the lessor Other Affiliate of Coates incorporating the covenant set forth in Section 9.15 and (iii) such other terms as shall be customary and in accordance with applicable law.

         (h) Valspar or one of its Affiliates, on one hand, and each of the Phase II Coatings Companies, the Phase III Coatings Companies and the Phase IV Coatings Companies, on the other hand, will enter into a Valspar Technology License Agreement substantially in the form set forth in Appendix 10, subject to any requirements of applicable law.

         (i) Valspar and Valspar Coates (India) Ltd. and the following Phase IV Coatings Companies will enter into Valspar Sales Representation Agreements, substantially in the form set forth in Appendix 11, subject to any requirements of applicable law, under which Valspar will grant to those Coatings Companies exclusive sales rights for Packaging Coatings in respect of the countries noted:

                  (i) Coates (New Zealand) Ltd. will be granted exclusive rights as to New Zealand;

                  (ii) PT Coates Indonesia will be granted exclusive rights as to Indonesia;

                  (iii) Coates Brothers (Singapore) Ltd. will be granted exclusive rights as to Singapore, Brunei, Bangladesh, Sri Lanka, Vietnam, Laos and Cambodia;

                  (iv) Coates Brothers (Malaysia) Sdn. Bhd. will be granted exclusive rights as to Malaysia;

                  (v) Coates Brothers (East Africa) Ltd. will be granted exclusive rights as to Kenya, Tanzania, Uganda and Ethiopia;

                  (vi) Coates Brothers (West Africa) Ltd. will be granted exclusive rights as to Nigeria;

                  (vii) Coates Brothers (Zimbabwe) (Private) Ltd. will be granted exclusive rights as to Zimbabwe; and

                  (viii) Coates Zambia Ltd. will be granted exclusive rights as to Zambia.

         (j) Coates will enter into a Coates Sales Representation Agreement with one or more Affiliates of Valspar, substantially in the form set forth in Appendix 11, subject to any requirements of applicable law, under which Valspar's Affiliate will be granted exclusive sales rights for the Republic of Philippines.

2.4 Closing. The actions required to complete the purchase and sale of the Shares and Assets described in Section 2.1 and to conclude the Ancillary Agreements described in Section 2.3 shall take place at a Closing to be held in accordance with the provisions of Section 6.1. The Nominal Closing Date for the said Closing shall be April 30, 1996.

2.5      Allocation. The amount of the Purchase Price representing additional
         consideration for the Packaging Coatings Assets of              and the
         Packaging Coatings Assets of                        pursuant to Section
         2.2 shall be allocated among such assets as set forth in Exhibit 2.5. The Parties shall prepare all tax returns and other reports on a basis consistent with such allocation. The Parties shall cooperate in making all such elections or other filings with the Inland Revenue of the United Kingdom as may be necessary to transfer to an Affiliate of Valspar all transferable allowances relating to the buildings that are subject to the Machen Lease Agreement with the exception of any recapture to which Cray Valley Ltd. would be subject as a result of such transfer.


3        ACQUISITION OF PHASE II SHARES AND ASSETS

3.1 Purchase and Sale. At the Phase II Closing, Valspar and/or its Affiliates shall purchase, and the Coatings Companies shall sell, transfer and assign to Valspar and/or its Affiliates, all right, title and interest of the Phase II Coatings Companies in and to the following
         Assets:

         (a) the Packaging Coatings Assets, subject to the Packaging Coatings Liabilities, of Coates Brothers (Hong Kong) Limited., subject to the specific inclusions and exclusions set forth in
                  Exhibit 3.1(a); and

         (b) the Packaging Coatings Assets, subject to the Packaging Coatings Liabilities, of Coates (Guangzhou) PRC Ltd., subject to the specific inclusions and exclusions set forth in Exhibit 3.1(b); provided, however, that in the event that Coates (Guangzhou) PRC Ltd. is unable to obtain any required consents or approvals of governmental authorities for the sale of such Assets or to retain or obtain a license to continue to conduct the other businesses conducted by Coates (Guangzhou) PRC Ltd. under terms and conditions no less favorable than those under which such businesses are currently conducted, Coates may, at its option, elect not to transfer such Assets, in which event the Parties shall negotiate in good faith as to the action to be taken by them with respect to such Assets.

3.2      Purchase Prices. The Purchase Prices for the Assets referred to in
         Section 3.1 shall be as follows:

         (a)      The Purchase Price for the Assets of Coates Brothers (Hong
                  Kong) Limited. to be purchased pursuant to Section 3.1(a) shall be an amount in Hong Kong dollars which shall be the equivalent of
                            ; and

         (b) The Purchase Price for the Assets of Coates (Guangzhou) PRC Ltd. to be purchased pursuant to Section 3.1(b) shall be an amount in renminbi which shall be equal to the of such Assets, exclusive of any portion thereof
                  that may be attributable to customs duties, plus the
                  equivalent of                                            and
                  Coates shall remain responsible for any customs duties that may become payable in respect of such Assets, provided that Valspar shall, at the request and expense of Coates, cooperate in good faith with Coates to minimize any such customs duties.

3.3 Ancillary Agreements. In addition to the purchase and sale of Assets described in Section 3.1, Coates and Valspar shall cause their respective Affiliates to conclude at the Phase II Closing Ancillary Agreements as follows:

         (a) Coates Brothers (Hong Kong) Limited. and an Affiliate of Valspar will enter into a Facilities and Services Agreement substantially in the form set forth in Appendix 8, subject to any requirements of applicable law, relating to the provision by Coates of certain facilities and/or administrative services in Hong Kong, as specified in an attachment to Appendix 8;

         (b) Coates Brothers (Hong Kong) Limited. and an Affiliate of Valspar will enter into a Toll Manufacturing Agreement with respect to Hong Kong substantially in the form set forth in Appendix 9, subject to any requirements of applicable law; and

         (c) Coates (Guangzhou) PRC Ltd. and an Affiliate of Valspar will enter into a Toll Manufacturing Agreement with respect to the People's Republic of China substantially in the form set forth in Appendix 8, subject to any requirements of applicable law.

         (d) Coates will enter into Coates Sales Representation Agreements with one or more Affiliates of Valspar, substantially in the form set forth in Appendix 12, subject to any requirements of applicable law, under which Valspar's Affiliate will be granted exclusive sales rights for Packaging Coatings in respect of Hong Kong, the Republic of China (Taiwan) and, upon the completion of the transactions referred to in Section 3.1(b) or the termination of the Packaging Coatings Business of Coates (Guangzhou) PRC Ltd., the People's Republic of China.

3.4 Closing. The actions required to complete the purchase and sale of the Assets described in Section 3.1 and to conclude the Ancillary Agreements described in Section 3.3 shall take place at a Closing to be held in accordance with the provisions of Section 6.1. The Nominal Closing Date for the said Closing shall be December 31, 1996.

4        ACQUISITION OF PHASE III SHARES AND ASSETS

4.1 Completion and Approvals of Shareholders Agreements. As soon as shall be practicable following the signature of this Agreement, the following actions shall be taken:

         (a) The Parties shall take, and shall cause their respective Affiliates to take, all steps required for the establishment of a New Coatings Company in India, including but not limited to the following:

                  (i) The Parties shall agree upon the definitive text of the India Shareholders Agreement, which shall be in the form set forth in Appendix 13 subject to any requirements of applicable law, as well as the following:

                           (A) the Memorandum and Articles of Association of the company to be established pursuant to
                                    Section 4.2(a); and

                           (B) the definitive lists of any inclusions in and exclusions from the Packaging Coatings Assets and Packaging Coatings Liabilities of Coates of India Ltd. to be listed, respectively, in Schedules 1.1(yy) and 1.1(bbb) of the India Shareholder Agreement and transferred to Valspar Coates (India) Ltd. as provided in Section 4.2(b)(i).

                  (ii) The Parties shall further agree upon the definitive text of the following Related Agreements, as that term is defined in the India Shareholders Agreement:

                           (A) the India Toll Manufacturing Agreement, which shall conform as closely as possible, consistent with the requirements of Indian law, to the Toll Manufacturing Agreement set forth in Appendix 7;

                           (B) the India Management and Services Agreement, pursuant to which Coates of India Ltd. will provide to Valspar Coates (India) Ltd. all management, administrative and other services that are currently performed by Coates of India Ltd. for the Packaging Coatings Business of Coates of India Ltd. and the resources for performance of which will not be transferred to Valspar Coates (India) Ltd., for service fees equal to the actual costs of providing such services as reflected in the Adjusted Operating Income of Coates of India Ltd. which shall have been utilized in the calculation of the Capitalized Value for purposes of Section 4.4(a);

                           (C) the COI Technology License Agreement, which shall conform as closely as possible, consistent with the requirements of applicable law, to the Coates Technology License Agreement set forth in Appendix 2;

                           (D) a Valspar Technology License Agreement, which shall conform as closely as possible, consistent with the requirements of applicable law, to the Valspar Technology License Agreement set forth in Appendix 10; and

                           (E) a Valspar Sales Representation Agreement, which shall conform as closely as possible, consistent with the requirements of applicable law, to the Valspar Sales Representation Agreement set forth in Appendix 11.

                  (iii) Coates of India Ltd. and Valspar or one of its Affiliates shall each execute and deliver the India Shareholders Agreement.

                  (iv) Coates of India Ltd. shall, if and as necessary, submit the India Shareholders Agreement, including the Related Agreements as therein defined, to (A) the Reserve Bank of India, (B) any other Indian governmental or regulatory authorities whose approval may be required, and (C) the Coates of India Ltd. shareholders, for their respective approvals of such agreements, the consummation of all transactions therein contemplated and the taking of all other actions required for those purposes.

         (b) The Parties shall take, and shall cause their respective Affiliates to take, all steps required for the establishment of a New Coatings Company in South Africa, including but not limited to the following:

                  (i) The Parties shall agree upon the definitive text of the South Africa Shareholders Agreement which shall be in the form set forth in Appendix 13, subject to any requirements of applicable law, as well as the following:

                           (A) the Memorandum and Articles of Association of the company to be established pursuant to
                                    Section 4.3(a); and

                           (B) the definitive lists of any inclusions in and exclusions from the Packaging Coatings Assets and Packaging Coatings Liabilities of Coates Brothers (South Africa) Ltd. to be listed, respectively, in Schedules 1.1(yy) and 1.1(bbb) of the South Africa Shareholder Agreement and transferred to Valspar Coates (South Africa) Ltd. as provided in Section 4.3(b)(i).

                  (ii) The Parties shall agree upon the definitive texts of the following Related Agreements, as defined in the South Africa Shareholders Agreement:

                           (A)      the South Africa Toll Manufacturing
                                    Agreement, which shall conform as closely as possible, consistent with the requirements of South African law, to the Toll Manufacturing Agreement set forth in Appendix 9;

                           (B) the South Africa Management and Services Agreement, pursuant to which Coates Brothers (South Africa) Ltd. will provide to Valspar Coates (South Africa) Ltd. all management, administrative and other services to Valspar Coates (South Africa) Ltd. that are currently performed by Coates Brothers (South Africa) Ltd. for the Packaging Coatings Business of Coates Brothers (South Africa) Ltd. and the resources for performance of which will not be transferred to Valspar Coates (South Africa) Ltd., for service fees equal to the actual costs of providing such services as reflected in the Adjusted Operating Income of Coates Brothers (South Africa) Ltd. which shall have been utilized in the calculation of the Capitalized Value for purposes of Section 4.4(b);

                           (C) the CBSA Technology License Agreement, which shall conform as closely as possible, consistent with the requirements of South African law, to the Coates Technology License Agreement set forth in Appendix 3;

                           (D) the South Africa Resin Supply Agreement, which shall conform as closely as possible, consistent with the requirements of South African law, to the Resin Supply Agreement set forth in Appendix 6; and

                           (E) a Valspar Technology License Agreement, which shall conform as closely as possible, consistent with the requirements of South African law, to the Valspar Technology License Agreement set forth in Appendix 10.

                  (iii) Coates Brothers (South Africa) Ltd. and Valspar or one of its Affiliates shall each execute and deliver the South Africa Shareholders Agreement.

                  (iv) Coates Brothers (South Africa) Ltd. shall submit the South Africa Shareholders Agreement, including the Related Agreements as therein defined, to (A) the Reserve Bank of South Africa, (B) any other South African governmental or regulatory authorities whose approval may be required, and (C) if and as necessary, the Coates Brothers (South Africa) Ltd. shareholders, for their respective approvals of such agreements, the consummation of all transactions therein contemplated and the taking of all other actions required for those purposes.

4.2 Formation, Capitalization and Operation of New Coatings Company in India. Subject to receipt of the governmental, regulatory and shareholder approvals referred to in Section 4.1(a)(iv), the following actions shall be taken in accordance with the provisions of the India Shareholders Agreement:

         (a) Coates of India Ltd. shall form a new Indian limited liability company to be known as Valspar Coates (India) Ltd., or, if such name shall be unavailable, such other name as the Parties may agree, as more fully provided in the India Shareholders Agreement.

         (b) As soon as possible after receipt of all approvals referred to in Section 4.1(a)(iv) and the satisfaction of all other conditions to the First Closing as defined and provided for in the India Shareholders Agreement, Coates of India Ltd. and Valspar or one of its Affiliates shall take all actions required for the completion of the transactions to be consummated at the said First Closing, including but not limited to the following:

                  (i) the transfer by Coates of India Ltd. to Valspar Coates (India) Ltd. of the Packaging Coatings Assets, subject to the Packaging Coatings Liabilities, of Coates of India Ltd. as more fully defined by the specific inclusions and exclusions set forth in
                           Exhibit 4.2(b)(i) subject to any modifications that may be agreed pursuant to Section 4.1(a)(i)(B), and the issuance to Coates of India Ltd., in consideration for the said Assets, of five thousand one hundred (5,100) shares in the capital of Valspar Coates (India) Ltd., and a promissory note of Valspar Coates (India) Ltd. in a principal amount equal to the issue price of the shares to be issued to Valspar or its Affiliate pursuant to Section 4.2(b)(ii); and

                  (ii) the subscription by Valspar or one of its Affiliates for four thousand nine hundred (4,900) shares in the capital of Valspar Coates (India) Ltd. and the issuance of such shares to Valspar or its Affiliate for the Purchase Price defined in Section 4.4(a)(i), the proceeds from which shall then be used to repay the promissory note referred to in Section 4.2(b)(i).

         (c) Coates of India Ltd. and Valspar or its Affiliate shall operate Valspar Coates (India) Ltd. in all respects in conformity with the requirements of the India Shareholders Agreement and, at the Second Closing as defined and provided for in the India Shareholders Agreement, Coates of India Ltd. shall sell, transfer and assign to Valspar or its Affiliate, for the Purchase Price defined in Section 4.4(a)(2), the shares in the capital of Valspar Coates (India) Ltd. originally issued to Coates of India pursuant to Section 4.2(b)(i).

4.3 Formation, Capitalization and Operation of New Coatings Company in South Africa. Subject to receipt of the governmental, regulatory and shareholder approvals referred to in Section 4.1(b)(iv), the following actions shall be taken in accordance with the provisions of the South Africa Shareholders Agreement:

         (a) Coates Brothers (South Africa) Ltd. shall form a new South African limited liability company to be known as Valspar Coates (South Africa) Ltd., or, if such name shall be unavailable, such other name as the Parties may agree, as more fully provided in the South Africa Shareholders Agreement.

         (b) As soon as possible after receipt of all approvals referred to in Section 4.1(b)(iv) and the satisfaction of all other conditions to the First Closing as defined and provided for in the South Africa Shareholders Agreement, Coates Brothers (South Africa) Ltd. and Valspar or one of its Affiliates shall take all actions required for the completion of the transactions to be consummated at the said First Closing, including but not limited to the following:

                  (i) the transfer by Coates Brothers (South Africa) Ltd. to Valspar Coates (South Africa) Ltd. of the Packaging Coatings Assets, subject to the Packaging Coatings Liabilities, of Coates Brothers (South Africa) Ltd. as more fully defined by the specific inclusions and exclusions set forth in Exhibit 4.3(b)(i) subject to any modifications that may be agreed pursuant to 4.1(a)(i)(B), and the issuance to Coates Brothers (South Africa) Ltd., in consideration for the said Assets, of five thousand one hundred (5,100) shares in the capital of Valspar Coates (South Africa) Ltd., and a promissory note of Valspar Coates (South Africa) Ltd. in a principal amount equal to the issue price of the shares to be issued to Valspar or its Affiliate pursuant to Section 4.3(b)(ii); and

                  (ii) the subscription by Valspar or one of its Affiliates for four thousand nine hundred (4,900) shares in the capital of Valspar Coates (South Africa) Ltd. and the issuance of such shares to Valspar or its Affiliate for the Purchase Price defined in Section 4.4(b)(i), the proceeds from which shall then be used to repay the promissory note referred to in Section 4.3(b)(i).

         (c) Coates Brothers (South Africa) Ltd. and Valspar or its Affiliate shall operate Valspar Coates (South Africa) Ltd. in all respects in conformity with the requirements of the South Africa Shareholders Agreement and, at the Second Closing as defined and provided for in the South Africa Shareholders Agreement, Coates Brothers (South Africa) Ltd. shall sell, transfer and assign to Valspar or its Affiliate, for the Purchase Price defined in Section 4.4(b)(2), the shares in the capital of Valspar Coates (South Africa) Ltd. originally issued to Coates Brothers (South Africa) pursuant to Section 4.3(b)(i).

4.4 Purchase Prices. The Purchase Prices for the Shares and Assets of the Phase III Coatings Companies shall be as follows:

         (a) The purchase prices for the Shares of Valspar Coates (India) Ltd. shall be as follows:

                  (i) the Purchase Price for the initial forty-nine percent (49%) of the Shares to be purchased pursuant to
                           Section 4.2(b)(ii) shall be an amount in Indian rupees which shall be equal to forty-nine one-hundredths (49/100) of the greater of (i) the of the Packaging Coatings
                           Assets of Coates of India Ltd. immediately prior to their transfer to Valspar Coates (India) Ltd. or (ii)
                           the                   of the Packaging Coatings
                           Business of Coates of India Ltd. as of the date of such transfer; and

                  (ii) the Purchase Price for the remaining fifty-one percent (51%) of the Shares to be purchased pursuant to Section 4.2(c) shall be an amount in Indian rupees which shall be equal to fifty-one one hundredths (51/100) of the greater of (i) the of the Packaging Coatings Assets of Valspar
                           Coates (India) Ltd. as of the date of such purchase
                           or (ii) the                   of Valspar Coates
                           (India) Ltd. as of the date of such purchase.

         (b) The Purchase Prices for the Shares of Valspar Coates (South Africa) Ltd. shall be as follows:

                  (i) the Purchase Price for the initial forty-nine percent (49%) of the Shares to be purchased pursuant to
                           Section 4.3(b)(ii) shall be an amount in South African rand which shall be equal to forty-nine one-hundredths (49/100) of the greater of (i) the of the Packaging Coatings
                           Assets of Coates Brothers (South Africa) Ltd. immediately prior to their transfer to Valspar Coates
                           (South Africa) Ltd. or (ii) the                   of
                           the Packaging Coatings Business of Coates Brothers (South Africa) Ltd. as of the date of such transfer; and

                  (ii) the Purchase Price for the remaining fifty-one percent (51%) of the Shares to be purchased pursuant to Section 4.3(c) shall be an amount in South African rand which shall be equal to fifty-one one hundredths (51/100) of the greater of (i) the of Valspar Coates (South Africa) Ltd. as of the
                           date of such purchase or (ii) the
                           of Valspar Coates (South Africa) Ltd. as of the date of such purchase.

4.5 Ancillary Agreements. In connection with the transfer of Assets and the purchase and sale Shares of the Phase III Coatings Companies, Ancillary Agreements shall be concluded as follows:

         (a) Contemporaneously with the purchase by Valspar or its Affiliate of Shares of Valspar Coates (India) Ltd. as described in Section 4.2(b)(ii), Coates of India Ltd. and Valspar Coates (India) Ltd. shall enter into the Related Agreements as defined and provided in the India Shareholders Agreement.

         (b) Contemporaneously with the initial purchase by Valspar or its Affiliate of Shares of Valspar Coates (South Africa) Ltd. as described in Section 4.3(b)(ii), Coates Brothers (South Africa) Ltd. and Valspar Coates (South Africa) Ltd. shall enter into the Related Agreements as defined and provided in the South Africa Shareholders Agreement.

4.6 Closings. The actions required to consummate the purchase and sale of the Shares and Assets of the Phase III Coatings Companies shall take place at Closings as follows:

         (a) The completion of the transactions described in Section 4.2(b) and the conclusion of the Ancillary Agreements referred to in
                  Section 4.5(a) shall take place at the First Closing, as defined in the India Shareholders Agreement and to be held in accordance with the provisions of Section 9.1 thereof, for which the Nominal Closing Date shall be July 1, 1997.

         (b) The completion of the transactions described in Section 4.2(c) shall take place at the Second Closing, as defined in the India Shareholders Agreement and to be held in accordance with the provisions of Section 9.1 thereof, for which the Nominal Closing Date shall be April 30, 2001.

         (c) The completion of the transactions described in Section 4.3(b) and the conclusion of the Ancillary Agreements referred to in
                  Section 4.5(b) shall take place at the First Closing, as defined in the South Africa Shareholders Agreement and to be held in accordance with the provisions of Section 9.1 thereof, for which the Nominal Closing Date shall be July 1, 1997.

         (d) The completion of the transactions described in Section 4.3(c) shall take place at the Second Closing, as defined in the South Africa Shareholders Agreement and to be held in accordance with the provisions of Section 9.1 thereof, for which the Nominal Closing Date shall be April 30, 2001.

4.7 Alternative Structures. In the event that the consummation of the transactions in the form provided for in either or both of Sections 4.2 and 4.3 shall prove to be legally impossible, to entail undue cost or delay, or to be materially less advantageous to either Party than an alternative structure which preserves the economic balance of the transaction, the Parties shall restructure the transactions concerned so as to achieve substantially the same economic results in a manner which avoids or mitigates the legal restrictions or disadvantages in question.

5        ACQUISITION OF PHASE IV ASSETS

5.1 Put and Call Options. Valspar will have "call" options to purchase and Coates will have "put" options to sell the Packaging Coatings Assets, subject to the Packaging Coatings Liabilities, of the Phase IV Coatings Companies as follows:

         (a) Coates will have "put" options to sell to Valspar, and Valspar will have "call" options to purchase from Coates, any or all of the following:

                  (i) the Packaging Coatings Assets, subject to the Packaging Coatings Liabilities, of Coates Brothers (Singapore) Ltd., as more fully defined by the specific inclusions and exclusions, if any, set forth in Exhibit 5.1;

                  (ii) the Packaging Coatings Assets, subject to the Packaging Coatings Liabilities, of Coates Brothers (Malaysia) Sdn. Bhd., as more fully defined by the specific inclusions and exclusions, if any,set forth in Exhibit 5.1;

                  (iii) the Packaging Coatings Assets, subject to the Packaging Coatings Liabilities, of Coates Thailand Ltd., as more fully defined by the specific inclusions and exclusions, if any, set forth in
                           Exhibit 5.1; and

                  (iv) the Packaging Coatings Assets, subject to the Packaging Coatings Liabilities, of PT Coates Indonesia, as more fully defined by the specific inclusions and exclusions, if any, set forth in
                           Exhibit 5.1.

         (b) Valspar will have further "call" options to purchase from Coates any or all of the following:

                  (i) the Packaging Coatings Assets, subject to the Packaging Coatings Liabilities, of Coates Brothers (East Africa) Ltd., as more fully defined by the specific inclusions and exclusions, if any, set forth in Exhibit 5.1;

                  (ii) the Packaging Coatings Assets, subject to the Packaging Coatings Liabilities, of Coates (New Zealand) Ltd., as more fully defined by the specific inclusions and exclusions, if any, set forth in
                           Exhibit 5.1;

                  (iii) the Packaging Coatings Assets, subject to the Packaging Coatings Liabilities, of Coates Brothers (West Africa) Ltd., as more fully defined by the specific inclusions and exclusions, if any, set forth in Exhibit 5.1;

                  (iv) the Packaging Coatings Assets, subject to the Packaging Coatings Liabilities, of Coates Brothers (Zimbabwe) (Private) Ltd., as more fully defined by the specific inclusions and exclusions, if any, set forth in Exhibit 5.1;

                  (v) the Packaging Coatings Assets, subject to the Packaging Coatings Liabilities, of Coates Korea Ltd., as more fully defined by the specific inclusions and exclusions, if any, set forth in Exhibit 5.1; and

                  (vi) the Packaging Coatings Assets, subject to the Packaging Coatings Liabilities, of Coates Zambia Ltd., as more fully defined by the specific inclusions and exclusions, if any, set forth in
                           Exhibit 5.1.

5.2 Exercise of Options. The options provided for in Section 5.1 shall be exercisable upon twelve (12) month's notice in writing, which notice may be given to the other Party at any time during the period of six
         (6) months commencing on the fourth (4th) anniversary of the Phase I Closing Date and again at any time during the period of six (6) months commencing on the seventh (7th) anniversary of the Closing Date. They shall be exercisable independently in respect of each of the Phase IV Coatings Companies.

5.3 Option Prices. The Purchase Price for the Packaging Coatings Assets, subject to the Packaging Coatings Liabilities, of each Phase IV Coatings Company as to which either Party shall have and exercise an option under Section 5.1 shall be an amount in the Base Currency of the said Coatings Company which shall be equal to the greater of the following amounts:

         (a)      the                         of the Packaging Coatings Assets,
                  subject to the Packaging Coatings Liabilities, of that Coatings Company as of the date of the purchase; or

         (b)      the                   of the Packaging Coatings Business of
                  that Coatings Company as of such date.

5.4 Ancillary Agreements. Whenever either Valspar or Coates exercises its respective option in respect of any of the Phase IV Coatings Companies, Coates will at the request of Valspar cause the Coatings Company in question to enter into:

         (a) a Toll Manufacturing Agreement substantially in the form set forth in Appendix 7, consistent with any requirements of applicable law, under which the said Coatings Company will manufacture Packaging Coatings for Valspar and/or its Affiliates for a period of up to five (5) years as to Packaging Coatings inks and up two (2) years as to other Packaging Coatings following the purchase of the respective Packaging Coatings Assets at prices which equal the actual cost of such manufacture as reflected in the Adjusted Operating Income of the respective Coatings Company which shall have been utilized in the calculation of the Capitalized Value of the said Packaging Coatings Assets; and

         (b) a Services Agreement substantially in the form set forth in Appendix 3, consistent with any requirements of applicable law, under which Coates will for a period up to two (2) years following the purchase of the respective Packaging Coatings Assets provide full management and other services to Valspar or its Affiliates for service fees equal to the actual costs of providing such services as reflected in the Adjusted Operating Income of the respective Coatings Company which shall have been utilized in the calculation of the Capitalized Value of the said Packaging Coatings Assets.

5.5 Closings. Consummation of each purchase of Assets pursuant to the exercise by either Party of any of its options under Section 5.1 shall take place at a Closing for which the Nominal Closing Date shall be the date twelve (12) months after the date of the notice of such exercise.

6        CLOSINGS AND CONDITIONS

6.1 Closings. The actions required to consummate each purchase and sale of Shares and Assets and to conclude each of the Ancillary Agreements as described herein shall take place at Closings to be held at the offices of Dorsey & Whitney P.L.L.P., 35, Square de Meeus, 1040 Brussels, Belgium at 11:00 a.m., or at such other time and/or place as shall be agreed, on the latest of: (a) the Nominal Closing Date for each such Closing as set forth in this Agreement or such other date as the Parties shall hereafter agree in writing; (b) the date on which all conditions to such Closing set forth in Sections 6.2 and 6.3 shall have been fulfilled; or (c) the date which shall be ten (10) Business Days after the date on which Coates shall have made available to Valspar the Adjusted Annual Financial Statements for the Fiscal Year most recently ended, together with Adjusted Quarterly Financial Statements for all Fiscal Quarters ending at the end of such Fiscal Year or thereafter, of all Coatings Companies any Shares or Assets of which are to be purchased by Valspar or its Affiliates at such Closing. Subject to the conditions set forth in this Agreement, the Parties agree to take and/or cause their respective Affiliates to take the following actions at each Closing:

         (a) Coates and/or its Affiliates shall sell, assign and transfer to Valspar or its Affiliates good and valid title in and to the Shares and Assets to be transferred at such Closing, free and clear of all liens and encumbrances.

         (b) As to Coatings Companies the Assets of which are to be transferred at such Closing, Valspar and/or its Affiliates shall assume the Packaging Coatings Liabilities and shall extend to the Packaging Coatings Employees of such Coatings Companies, other than those listed on Exhibit 6.1(b), offers of employment on terms and conditions which, in the aggregate, shall not be materially less advantageous to them than those on which they shall have been employed by such Coatings Companies and shall comply with applicable legal requirements.

         (c) Valspar and/or its Affiliates shall deliver to Coates and/or its Affiliates the Provisional Purchase Price by wire transfer of immediately available funds, either in the Base Currency(ies) or in such other convertible and transferrable currencies as the Parties may agree, to one or more bank accounts designated by Coates in writing at least five (5) business days prior to the Closing. The Provisional Purchase Price shall be the Purchase Price provided for in respect of the Shares and Assets to be transferred at each Closing, determined on the basis of the most recent Adjusted Annual Financial Statements or the most recent Adjusted Quarterly Financial Statements, whichever shall relate to an accounting period ending on the more recent date.

         (d) Coates and/or its Affiliates shall execute and deliver to Valspar and/or its designated Affiliates one or more assignments whereby Coates and/or its Affiliates shall assign to Valspar or its Affiliates and Valspar and/or its Affiliates shall purchase any and all Financial Indebtedness to Coates and/or its Affiliates of each Coatings Company of which Valspar is at such Closing purchasing the Shares, provided that, except as otherwise provided in this Agreement, Valspar shall have no obligation to purchase a percentage of such Financial Indebtedness to Coates and/or its Affiliates which exceeds the percentage of the Shares of the debtor Coatings Company being purchased at such Closing.

         (e) Valspar and/or its Affiliates shall pay to Coates and/or its Affiliates the principal amount and any accrued interest on the Financial Indebtedness transferred pursuant to Section 6.1(d), in the currency in which such Financial Indebtedness is denominated or in any other currency as the Parties may agree, by wire transfer of immediately available funds to one or more bank accounts designated by the relevant lender in writing at least five (5) business days prior to the Closing.

         (f) Coates and Valspar shall, and shall cause their respective Affiliates to, execute and deliver the Ancillary Agreements to be concluded at such Closing.

         (g) Each of the Parties shall, and shall cause its Affiliates to, deliver to the other Party and its Affiliates the documents required to be delivered by it and them pursuant to this
                  Section 6.

6.2 Conditions to Obligations of Valspar. The obligation of Valspar to consummate the transactions to be completed at each Closing contemplated by this Agreement shall be subject to the satisfaction of the following conditions prior to or at the respective Closing:

         (a)      The representations and warranties of Coates set forth in
                  Section 7.1 hereof, as reaffirmed at each Closing pursuant to
                  Section 7.2, shall be true and correct in all material respects (except that all such representations and warranties which are given subject to a separate qualification as to materiality shall be true and correct subject only to that qualification) at and as of the Closing Date, subject to the following:

                  (i) no modification to the Disclosure Schedule introduced in any Disclosure Schedule Amendment delivered by Coates to Valspar at or prior to such Closing pursuant to Section 7.2(c) shall be effective unless and until accepted by Valspar, it being understood that Valspar shall not withhold acceptance of any modification introduced in a Disclosure Schedule Amendment delivered prior to any Closing unless the modification is one the absence of which would cause any of the said representations and warranties as reaffirmed at Closing not to be true and correct in all material respects (or would cause any of such representations and warranties which are given subject to a separate qualification as to materiality not to be true and correct subject to that qualification), such materiality being determined in relation to the Packaging Coatings Business of any Coatings Company;

                  (ii)     in the event that Valspar shall, in accordance with
                           Section 6.2(a)(i), decline to accept any modification to the Disclosure Schedule contained in any Disclosure Schedule Amendment delivered prior to any Closing, Valspar shall be relieved of its obligation to consummate the transactions contemplated by this Agreement in respect of any Coatings Company if, but only if, the absence of such modification would have caused any of the said representations and warranties as reaffirmed at Closing not to be true and correct in any respect that would be material in relation to the Packaging Coatings Business of such Coatings Company, provided, however, that, if the Disclosure Schedule Amendment delivered prior to the Phase I Closing shall introduce a modification which, either alone or in conjunction with any other modifications introduced in the same or prior Disclosure Schedule Amendments, would cause any of the said representations and warranties as reaffirmed at such Closing not to be true or correct in any respect which would be material in relation to the Packaging Coatings Business of any of Coates, Coates Coatings AS and Coates Coatings SA, Valspar shall be relieved of its obligation to consummate all transactions contemplated by this Agreement but, if its elects to proceed to consummate any of such transactions, it shall not have the right to exclude the transactions relating to any of Coates, Coates Coatings AS and Coates Coatings SA; and

                  (iii)    in the event that the aggregate
                                 of the Phase I Coatings Companies as reflected
                           in the Adjusted Annual Financial Statements delivered prior to the Phase I Closing shall be less than the
                           aggregate                          , the said
                           difference shall be deemed not to constitute a material untruth or incorrectness of the representations and warranties given as of the date of this Agreement if, but only if, such difference, excluding any portion thereof that may result solely from the adjustments required to restate the Latest Financial Statements in a manner that conforms to United States generally accepted accounting principles, shall be less than ten percent (10%) of the

         (b) Coates shall have performed in all material respects all of the covenants and agreements required to be performed and complied with by it under this Agreement prior to the Closing.

         (c) Coates shall have obtained, or caused to be obtained, each consent and approval required in order to complete the transactions contemplated hereby, provided that, in the event that Coates shall not have obtained any required consents of any third parties to the assignment to Valspar or its Affiliates of any material contracts to be so assigned pursuant to this Agreement, the said condition shall be deemed fulfilled as to such contracts if and for so long as Coates shall be in compliance with its obligations under Section 9.8 in respect thereof.

         (d) All material governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby will have been duly made and obtained.

         (e) There shall not be threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by Valspar of all or a material portion of the Packaging Coatings Business of any of the Coatings Companies, or to compel Valspar or any of its Affiliates to dispose of or to hold separately all or a material portion of the business or assets of Valspar or any of the Coatings Companies as a result of the transactions contemplated hereby, (iii) seeking to require direct or indirect transfer or sale by Valspar of any of the Shares or Assets, (iv) seeking to invalidate or render unenforceable any material provision of this Agreement, or (v) otherwise relating to and materially adversely affecting the transactions contemplated hereby.

         (f) There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any court, government or governmental authority or agency, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in subsection (e) above.

         (g)      On or before each Closing Date, Coates shall have delivered to
                  Valspar: (i) a certificate of appropriate officer(s) of Coates dated the Closing Date, stating that the conditions precedent set forth in subsections (a) and (b) above have been satisfied, (ii) such evidence as counsel to Valspar shall reasonably require as to the incumbency and authority of the officers signing the said certificate, (iii) copies of the third party and governmental consents and approvals referred to in subsections (c) and (d) above, (iv) where Shares are to be transferred, (A) the certificate or certificates issued to Coates and/or its Affiliates representing any Shares to be transferred at Closing, duly endorsed in blank, accompanied by such evidence as counsel to Valspar shall reasonably require as to the incumbency and authority of the officers signing the said share certificate(s) on behalf of the selling entity, (B) the share transfer records showing registration of the transfer of the Shares to Valspar, and (C) resignations, effective as of the Closing Date, from the members of the boards of directors of any Coatings Companies whose Shares are to be transferred at Closing, and (v) where Assets are to be transferred at Closing, bills of sale and/or such other instruments of conveyance, transfer, assignment and delivery as Valspar shall reasonably request, duly executed and listing or describing all of the Assets, transferring to Valspar or its Affiliate ownership and possession of the Assets, accompanied by such evidence as counsel to Valspar shall reasonably require as to the incumbency and authority of the persons signing such instrument to do so on behalf of the selling entity, in each case as Valspar shall have requested prior to the respective Closing Date and in form and substance reasonably satisfactory to counsel for Valspar.

6.3 Conditions to the Obligations of Coates. The obligation of Coates to consummate the transactions to be completed at each Closing contemplated by this Agreement shall be subject to the satisfaction of the following conditions prior to or at the respective Closing:

         (a)      The representations and warranties of Valspar set forth in
                  Section 8 hereof will be true and correct in all material respects at and as of the Closing as though then made.

         (b) Valspar shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement prior to the Closing.

         (c) All material governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby will have been duly made and obtained.

         (d) There shall not be threatened, instituted or pending any action or proceeding before any court or governmental authority or agency of any country (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to invalidate or render unenforceable any material provision of this Agreement, or (iii) otherwise relating to and materially adversely affecting the transactions contemplated hereby.

         (e) There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any court, government or governmental authority or agency, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in subsection (d) above.

         (f) There shall not have been a material adverse change to the Coatings Packaging Business of any Coatings Company involving a known or reasonably probable prospective liability of Coates to indemnify Valspar in respect of any matter arising under Environmental Laws in an amount exceeding Ten Million Dollars ($10,000,000).

         (g)      On each Closing Date, Valspar shall have delivered to Coates
                  (i) a certificate of appropriate officers of Valspar dated the Closing Date stating that the conditions precedent set forth in subsections (a) and (b) above have been satisfied, (ii) such evidence as counsel to Coates shall reasonably require as to the incumbency and authority of the officers signing the said certificate and (iii) where Packaging Coatings Liabilities are to be assumed at Closing, assumption agreements and/or such other instruments as Coates shall reasonably request, duly executed and listing or describing all of the Packaging Coatings Liabilities, accompanied by such evidence as counsel to Coates shall reasonably require as to the incumbency and authority of the persons signing such instrument to do so on behalf of the purchasing entity, in each case as Coates shall have requested prior to the respective Closing Date and in form and substance reasonably satisfactory to counsel for Coates.

6.4 Post-Closing Adjustments. The Final Purchase Price in respect of any Shares or Assets shall be the Purchase Price specified in this Agreement determined on the basis of the Closing Statements, which shall be prepared as follows:

         (a) Within forty-five (45) days after the Closing Date, Coates shall prepare and deliver to Valspar the Closing Statements.

         (b) Within forty-five (45) days after the delivery to Valspar of the Closing Statements, Valspar shall deliver to Coates a written statement of any objections it may have to any item therein. Valspar shall bear and pay the costs and expenses incurred in connection with its review of the Closing Statements and with the preparation of any objections on the basis thereof.

         (c) If Valspar and Coates shall fail to resolve any disputed items within thirty (30) days after delivery of its notice of objection to Coates, the unresolved disputed items shall be finally determined by the Neutral Accountants, who shall be selected by agreement of the Parties or, failing such agreement, by the President for the time being of the American Institute of Certified Public Accountants, from among the six
                  (6) largest international firms of public accountants, but excluding any such firm which shall have served as auditors of either of the Parties or their Affiliates at any time after the date of this Agreement. The Neutral Accountants shall act as experts and not as arbitrators. Each of the Parties shall present to the Neutral Accountants its position with respect to the unresolved disputed items together with such other materials as the Neutral Accountants may deem appropriate. The Neutral Accountants shall, within thirty (30) days after such presentation, render a written decision defining the appropriate treatment of each of the unresolved disputed items, which decision shall be final and binding on both Parties. The Parties shall each bear one-half (1/2) of the fees and expenses of the Neutral Accountants, but each shall bear its own expenses, including fees and expenses of its own accountants.

         (d) Within five (5) Business Days following the date on which the Parties shall have reached agreement on the Closing Statements or the Neutral Accountants shall have rendered their determination or, if no notice of objection shall have been given by Valspar, then within fifty (50) days after delivery to Valspar of the Closing Statements, Valspar or its Affiliates shall pay to Coates any excess of the Final Purchase Price over the Provisional Purchase Price, or Coates shall refund to Valspar or its Affiliates any excess of the Provisional Purchase Price over the Final Purchase Price, as the case may be, by wire transfer of immediately available funds to the account or accounts designated by the recipient(s) no less than two (2) Business Days prior to the date of such payment, together with simple interest on the amount of such payment calculated for the period from the Closing Date through the date of payment at the average daily interbank lending rate over that period in the country the currency of which is the currency of payment.

         (e) Valspar shall provide to Coates and Coates' Accountants full access at all reasonable times and upon reasonable notice to the books, records, premises, facilities and other materials of the Coatings Companies as shall be necessary in order to enable them to prepare the Closing Statements and to respond to any notice of objection delivered by Valspar and shall furnish to Coates and Coates' Accountants such information and assistance as the latter shall reasonably request for those purposes, provided that Coates shall not unreasonably interfere with the operations and business of the Coatings Companies. Valspar and Valspar's Accountants shall be provided such access to Coates' Accountants' work papers and Coates' personnel and to such historical financial information relating to the Coatings Companies as Valspar may reasonably request for the purpose of reviewing the Closing Balance Sheets, and such access shall include the right to be present when Coates's Accountants observe the Subsidiaries' inventories and perform similar tasks for the preparation of the Closing Balance Sheets.

7        REPRESENTATIONS AND WARRANTIES OF COATES

7.1 Affirmation. Subject to the exceptions set forth in the Disclosure Schedule under the respective captions referring to each of the relevant subsections of this Section 7.1, and with the proviso that no representation and warranty given in this Section 7.1 as to the Coatings Companies shall be deemed to be given as to any of the Phase IV Coatings Companies except as provided in Section 7.2, Coates hereby represents and warrants to Valspar as of the date of this Agreement as follows:

         (a) Coates is a corporation duly incorporated, validly existing and in good standing under the laws of the United Kingdom and has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, including, without limitation, the corporate power and authority to sell, transfer and convey, and to cause its Affiliates to sell, transfer and convey, the Shares and Assets and to execute, deliver and perform the Ancillary Agreements as provided by this Agreement.

         (b) The execution, delivery and performance by Coates of this Agreement and the consummation by Coates of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery and performance of this Agreement. The consummation by Coates, the Coatings Companies and the Other Affiliates of the transactions contemplated hereby to be entered into on their parts respectively will, prior to the respective Closing Date on which each of such transactions is to be consummated, have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on their parts will as of such Closing Date be necessary to authorize the consummation of such transactions. This Agreement has been duly executed and delivered by Coates and constitutes the valid and binding obligation of Coates, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights.

         (c) Coates and/or its Affiliates own, beneficially and of record, all right, title and interest in and to the Assets, free and clear of any security interests, claims, liens, pledges, options, encumbrances, charges, agreements or other arrangements, restrictions or limitations of any kind and, on each Closing Date, the delivery by Coates and its Affiliates at Closing of the certificates and instruments as provided in
                  Section 6.2(g) will transfer to Valspar and/or its Affiliates good and marketable title to the Assets, free and clear of any security interests, claims, liens, pledges, options, encumbrances, charges, agreements or other arrangements, restrictions or other legal limitations or interests of any kind, other than (i) liens for current taxes not yet due and payable, (ii) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers and materialmen, and (iii) other liens set forth in the Disclosure Schedule under the caption referring to this Section 7.1(c).

         (d) The Shares constitute, or in the case of New Coatings Companies will when issued constitute, all of the authorized, issued and/or outstanding shares in the capital of the respective Coatings Companies of which such Shares are to be purchased hereunder and all such Shares are, or will when issued be, owned, beneficially and of record, by Coates and its Affiliates, free and clear of any security interests, claims, liens, pledges, options, encumbrances, charges, agreements, voting trusts, proxies or other arrangements, restrictions or other legal or equitable limitations of any kind. All of the Shares have been, or will when issued be, duly authorized, validly issued, fully paid and nonassessable. There are no agreements or other rights or arrangements in existence which provide for the sale or issuance of shares by any of such Coatings Companies and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire any shares or other securities of any of such Coatings Companies. On each Closing Date, the delivery by Coates and/or its Affiliates at Closing of the respective certificates and instruments as provided in Section 6.2(g) will transfer to Valspar and/or its Affiliates good and valid title to the Shares, free and clear of any security interests, claims, liens, pledges, options, encumbrances, charges, agreements, voting trusts, proxies or other arrangements, restrictions or other legal limitations or interests of any kind.

         (e) Each of the Coatings Companies is a corporation duly incorporated, validly existing and in good standing under the laws of its country of incorporation and has the corporate power and authority and all authorizations, licenses, permits and certifications necessary to own and operate its properties and to carry on its business as heretofore conducted. The copies of the statutes, articles of association, memorandum and articles of association or articles of incorporation and bylaws of each of the Coatings Companies which have been furnished by Coates to Valspar prior to the date hereof reflect all amendments made thereto and are correct and complete as of the date hereof. None of the Coatings Companies owns any shares, partnership interest, joint venture interest or any other security or ownership interest issued by any other corporation, organization or entity which, in the case of any Coatings Company of which Assets rather than Shares are to be purchased hereunder, involves, relates to or in any way affects the Packaging Coatings Business, the Packaging Coatings Assets or the Packaging Coatings Liabilities of such Coatings Company.

         (f) The execution, delivery and performance of this Agreement and the Ancillary Agreements by Coates and its Affiliates and the consummation by Coates and its Affiliates of the transactions contemplated hereby and thereby do not and will not conflict with, result in any breach of any of the provisions of, constitute a default under, result in a violation of, or result in the creation of a right of termination or acceleration or of any lien, security interest, charge or encumbrance upon any of the Shares or any Assets of any of the Coatings Companies under, the provisions of (i) the Constitutive Documents of Coates or any of the Coatings Companies or Other Affiliates, (ii) any indenture, mortgage, lease, loan agreement or other agreement or instrument by which Coates or any of the Coatings Companies or Other Affiliates is bound or affected, or (iii) any law, statute, rule or regulation or order, judgment or decree to which Coates or any of its Affiliates is subject, the result of which, in each case, would constitute a material adverse effect on the business or financial condition of any of the Coatings Companies.

         (g) None of Coates, the Coatings Companies or the Other Affiliates is required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery of this Agreement or any of the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby, and no consent, approval or authorization of any governmental or regulatory authority or any other party or person is required to be obtained by Coates or any of the Coatings Companies or Other Affiliates in connection with the execution, delivery and performance of this Agreement or any of the Ancillary Agreements or the transactions contemplated hereby and thereby.

         (h) Coates has delivered to Valspar true, correct and complete copies of the Latest Financial Statements, which copies are included in the Disclosure Schedule under the caption referring to this Section 7.1(h). The Latest Financial Statements are based upon the information contained in the books and records of Coates and the Coatings Companies and fairly present, in all material respects, the financial condition of each of the Coatings Companies as of the dates thereof and results of operations for the periods referred to therein. The Latest Financial Statements have been prepared in accordance with French generally accepted accounting principles applicable to unaudited financial statements and reflect all adjustments necessary to a fair statement of the results for the period(s) presented.

         (i) Except as reflected in the Latest Balance Sheets, none of the Coatings Companies has any liabilities which are material, either individually or in the aggregate, in relation to the Packaging Coatings Business of such Coatings Company, whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted, arising out of transactions or events heretofore entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring, other than liabilities which have arisen after the date of the Latest Balance Sheets in the ordinary course of business, provided that no uninsured liability for breach of contract, breach of warranty, product defect, tort, infringement, claim or lawsuit shall be deemed for purposes hereof to have arisen in the ordinary course of business.

         (j) Since the Balance Sheet Date, there has been no adverse change in the business or financial condition of any Coatings Company which is material in relation to the Packaging Coatings Business of such Coatings Company.

         (k) Since the Balance Sheet Date, none of the Coatings Companies has: (i) borrowed any amount or incurred or become subject to any liability in excess of One Hundred Thousand Dollars ($100,000) or the equivalent thereof in other currencies, except (A) liabilities incurred in the ordinary course of business and (B) liabilities under contracts entered into in the ordinary course of business; (ii) mortgaged, pledged or otherwise subjected to any lien, charge or any other encumbrance, any of its assets with a fair market value in excess of One Hundred Thousand Dollars ($100,000) or the equivalent thereof in other currencies, or in any amount otherwise than in the ordinary course of business; (iii) sold, assigned or transferred, including, without limitation, transfers to any employees, affiliates or shareholders, any tangible assets other than inventories of raw materials or finished goods, having a value of more than One Hundred Thousand Dollars ($100,000) or the equivalent thereof in other currencies, or canceled any debts or claims in an amount in excess of One Hundred Thousand Dollars ($100,000) or the equivalent thereof in other currencies; (iv) sold, assigned or transferred, including, without limitation, transfers to any employees, affiliates or shareholders, any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets; (v) waived any contractual or other rights of material value or suffered any extraordinary losses; (vi) declared or paid any dividends or other distributions with respect to any of its shares or redeemed or purchased, directly or indirectly, any of its shares; (vii) issued, sold or transferred any of its shares, securities convertible into or exchangeable for its shares, warrants, options or other rights to acquire its shares, or any bonds or debt securities;
                  (viii) made any single capital expenditure or commitment therefor in excess of One Hundred Thousand Dollars ($100,000) or the equivalent thereof in other currencies; (ix) suffered any material theft, damage, destruction or loss of or to any property or properties owned or used by it, whether or not covered by insurance; (x) made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement, or adopted any new employee benefit plan or arrangement or made any commitment or incurred any liability to any labor organization, other than in the ordinary course of business and in accordance with past custom and practice; (xi) made any change in accounting principles or employed accounting practices inconsistent with those previously adhered to by such Coatings Company in the preparation of its financial statements; or (xii) taken any other material action or entered into any other material transaction other than in the ordinary course of business and in accordance with past custom and practice, other than the transactions contemplated by this Agreement.

         (l) The parcels of Real Property described in the Disclosure Schedule under the caption referring to this Section 7.1(l) are either owned by the Coatings Companies or occupied by them under one or more Leases, as set forth in the Disclosure Schedule under the said caption. Such parcels constitute all of the real property owned or occupied by the Coatings Companies and used in the operation of the Packaging Coatings Business and are sufficient for the operation of such business as heretofore conducted. Each of such parcels of Real Property has access, sufficient for the conduct of the Packaging Coatings Business of the respective Coatings Company as heretofore conducted, to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas and other utilities, used in the operation of the Packaging Coatings Business at that location.

         (m) The Leases described in the Disclosure Schedule under the caption referring to this Section 7.1(m) constitute all the leases applicable to the Real Property. Each of such Leases is in full force and effect, and the Coatings Company listed in respect of each such Lease holds a valid and existing leasehold interest under such Lease for the term set forth under the aforesaid caption in the Disclosure Schedule. Coates has delivered to Valspar complete and accurate copies of each of such Leases, and none of such Leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to Valspar. None of the Coatings Companies is in default under any of such Leases and no circumstances exist which, if not remedied, would, either with or without notice or the passage of time or both, result in such default under any of such Leases.

         (n) Each Coatings Company owns good and marketable title to each parcel of Real Property identified in the Disclosure Schedule under the caption referring to Section 7.1(l) as being owned by such Coatings Company and to all buildings, plant, equipment and other tangible assets that are used by such Coatings Company in the conduct of the Packaging Coatings Business, whether or not reflected on the Latest Balance Sheets, free and clear of all liens, charges and encumbrances, other than (i) liens for current taxes not yet due and payable, (ii) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers and materialmen, and (iii) other liens set forth in the Disclosure Schedule under the caption referring to Section 7.1(c). All of such buildings, plant, equipment and assets are, in all material respects, in good condition and repair, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are currently being used.

         (o) Each of the Coatings Companies has: (i) timely filed all returns, declarations, reports, estimates, information returns, and statements required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any taxing authority having jurisdiction; (ii) timely and properly paid all Taxes shown to be due and payable on such Returns; and (iii) established on the Latest Balance Sheets, in accordance with generally accepted accounting principles, reserves that are adequate for the payment of any Taxes not yet due and payable.

         (p) The Disclosure Schedule lists under the caption referring to this Section 7.1(p) each written agreement and commitment of the following types to which any of the Coatings Companies is a party, which relate to or affect the Packaging Coatings Business and are currently in effect: (i) any collective bargaining agreement or contract with a labor union; (ii) any bonus, pension, profit sharing or retirement plan or other form of deferred compensation plan; (iii) any hospitalization insurance or other welfare benefit plan or practice, whether formal or informal; (iv) any share purchase or option plan;
                  (v) any contract for the employment of any person on a full-time or consulting basis or relating to severance pay for any such person involving annual compensation in excess of Fifty Thousand Dollars ($50,000) per year or the equivalent thereof in other currencies, other than any such contract that is implied or imposed by law; (vi) any contract, agreement or understanding relating to the voting of shares or the election of directors of any of the Coatings Companies; (vii) any agreement or indenture relating to the borrowing of money by any Coatings Company, or to the issuance or any letter of credit, bank guaranty, performance bond or other similar instrument for the account or benefit of any Coatings Company, or to mortgaging, pledging or otherwise placing a lien or charge on any of the assets of any of the Coatings Companies, in each case in an amount exceeding, either individually or together with other similar items, Ten Thousand Dollars ($10,000) or the equivalent thereof in other currencies;
                  (viii) any guaranty by such Coatings Company of the obligations of another entity with respect to borrowed money, contract performance or otherwise; (ix) any lease or other agreement under which such Coatings Company is a lessee of, or holds or operates, any personal property owned by any third party, for which the annual rental exceeds Five Thousand Dollars ($5,000) or the equivalent thereof in other currencies; (x) any lease or other agreement under which such Coatings Company is a lessor of, or permits any third party to hold or operate, any personal property for which the annual rental exceeds Five Thousand Dollars ($5,000) or the equivalent thereof in other currencies; (xi) any contract or arrangement, or group of related contracts or arrangements, including intercompany contracts and/or arrangements, with the same party for the purchase of products or services under which the undelivered balance of such products or services is in excess of One Hundred Thousand Dollars ($100,000) or the equivalent thereof in other currencies; (xii) any contract or arrangement, or group of related contracts or arrangements, including intercompany contracts and/or arrangements, with the same party for the sale of products or services under which the undelivered balance of such products or services has a sales price in excess of One Hundred Thousand Dollars ($100,000) or the equivalent thereof in other currencies;
                  (xiii) any contract or arrangement, or group of related contracts or arrangements, including intercompany contracts and/or arrangements, with the same party, other than any contract or group of related contracts for the purchase or sale of products or services, continuing over a period of more than one (1) year from the date or dates thereof, not terminable by it on thirty (30) days' or less notice without penalty and involving more than One Hundred Thousand Dollars ($100,000) or the equivalent thereof in other currencies;
                  (xiv) any contract for the performance of development, engineering, design, or manufacturing services; (xv) any contract which prohibits any of the Coatings Companies from freely engaging in business anywhere in the world; (xvi) any contract for the distribution of the products or services of any of the Coatings Companies, including any sales agency or representation, distribution, and original equipment manufacturer contracts; (xvii) any license agreement providing for the payment or receipt of royalties or other compensation by any of the Coatings Companies in connection with the intellectual property rights listed in the Disclosure Schedule under the caption referring to Section 7.1(r); (xviii) any agreement licensing, authorizing or permitting any person or entity other than a Coatings Company to use the intellectual property rights listed in the Disclosure Schedule under the caption referring to Section 7.1(r); (xix) any contract or commitment for capital expenditures in excess of One Hundred Thousand Dollars ($100,000) or the equivalent thereof in other currencies; (xx) any agreement for the sale of a capital asset for a price in excess of One Hundred Thousand Dollars ($100,000) or the equivalent thereof in other currencies;
                  (xxi) any agreement for the purchase or sale of currencies in excess of Two Hundred Fifty Thousand Dollars ($250,000) or the equivalent thereof in other currencies; or (xxii) any other agreement or commitment which is material to the business of any of the Coatings Companies. None of the Coatings Companies is a party to any oral agreement of the types enumerated in this Section 7.1(p).

         (q) Each of the Coatings Companies has substantially performed all obligations required to be performed by it in connection with the contracts or commitments disclosed in the Disclosure Schedule under the caption referring to Section 7.1(p). The Disclosure Schedule lists under the caption referring to this
                  Section 7.1(q) all memoranda, correspondence or other written communications received by any Coatings Company in which any third party has, with reference to any contract listed in the Disclosure Schedule under the caption referring to Section 7.1(p), stated or indicated that such party or another responsible third party considers it to be either true or likely that (i) any Coatings Company is in default or breach of warranty under such contract (ii) any Coatings Company will fail to complete such contract in accordance with the completion schedule established thereunder; (iii) any Coatings Company will be required under such contract, at its own cost, to repair or replace products having a value in excess of Fifty Thousand Dollars ($50,000), or the equivalent thereof in other currencies; (iv) any Coatings Company is in breach of any material term of such contract; or (v) another party to such contract is in breach of any material term thereof.

         (r) The Disclosure Schedule describes under the caption referring to this Section 7.1(r) all patents, patent applications, registered designs, registered trademarks, registered service marks, trade names and corporate names that are owned by, licensed to or otherwise controlled by any of the Coatings Companies and/or the Other Affiliates that constitute a part of the Intellectual Property Rights.

         (s) Coates either owns and possesses all right, title and interest in and to, or holds valid, perpetual, worldwide, exclusive and royalty-free licenses to use, without restriction, any and all technical information and know-how, including but not limited to inventions, technology, know-how, plans, discoveries, approaches, techniques, methods, concepts, data, specifications, flow charts, formulas, ingredient lists, laboratory books, test results, costs and other financial information, which have been developed by the Coatings Companies for use in, or have since December 31, 1990 been used by the Coatings Companies in, the manufacture, use, and/or sale of Packaging Coatings, including but not limited to the finished products and intermediates listed in the Disclosure Schedule under the caption referring to this
                  Section 7.1(s), which constitute all the products and intermediaries of the Packaging Coatings Business, or otherwise in the operation of the Packaging Coatings Business since that date.

         (t) None of the Coatings Companies or the Other Affiliates has granted to any third party any license or other authorization or permission to use any of the Technology or the Intellectual Property Rights. None of the Coatings Companies or the Other Affiliates has received any notice of infringement or misappropriation by, or conflict with, any third party with respect to the Intellectual Property Rights. No claim by any third party contesting the validity of any of the Intellectual Property Rights has been made, is currently outstanding or, to the best knowledge of the Coatings Companies, is threatened. None of the Coatings Companies or, to the best knowledge of the Coatings Companies, the Other Affiliates has received any notice of any infringement, misappropriation or violation by any of the Coatings Companies of any intellectual property rights of any third parties. The delivery by the Coatings Companies and the Other Affiliates of the certificates and instruments as provided in Section 6.2(g) will transfer to Valspar and its Affiliates all of the right, title and interest of the Coatings Companies and the Other Affiliates in and to the Intellectual Property Rights.

         (u) There are no actions, suits, proceedings, orders or investigations pending or, to the best knowledge of the Coatings Companies, threatened against any of the Coatings Companies or, to the best knowledge of the Coatings Companies, pending or threatened against any of the Other Affiliates, which are material to the Packaging Coatings Business of any of the Coatings Companies.

         (v) The Disclosure Schedule lists under the caption referring to this Section 7.1(v) each insurance policy maintained by the Coatings Companies and the Other Affiliates with respect to the properties, assets and operations of each of the Coatings Companies and sets forth a summary of the coverage under and the date of expiration of each such insurance policy. All of such insurance policies are in full force. None of the Coatings Companies or the Other Affiliates is in default with respect to its obligations under any of such insurance policies.

         (w) None of the Coatings Companies or, to the best knowledge of the Coatings Companies, the Other Affiliates is in violation of or default under any law, regulation or order applicable to it, the effect of which, individually or in the aggregate with such other violations and defaults, could reasonably be expected to have a material adverse effect on the Packaging Coatings Business of any of the Coatings Companies.

         (x) To the best knowledge of Coatings Companies, none of the customers of any Coatings Company which, during the Fiscal Year ending on the Balance Sheet Date, was among the ten (10) largest customers of the Packaging Coatings Business, measured in terms of the volume of purchases from the Coatings Companies taken as a group, has indicated that it will stop or materially decrease the rate of purchases from the Coatings Companies.

         (y) To the best knowledge of the Coatings Companies, none of the suppliers of any Coatings Company has supplied material quantities of any raw material, service, utility or other item at prices or on other terms and conditions that are more favorable to such Coatings Company than the commercial terms that are generally available to purchasers similarly situated to such Coatings Company.

         (z) Each of the Coatings Companies has, in full force and effect, all licenses, permits and certificates from governmental authorities that are necessary for or used in and, individually or in the aggregate, material to the Packaging Coatings Business of any of the Coatings Companies, and neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will affect the validity, terms, conditions or duration of any of the foregoing. A true, correct and complete list of all such licenses, permits and certificates is set forth in the Disclosure Schedule under the caption referring to this
                  Section 7.1(z). Each of the Coatings Companies has conducted its business in compliance with all material terms and conditions of such licenses, permits and certificates.

         (aa) Each of the Coatings Companies and the Real Property are in substantial compliance with all Environmental Laws, and each of the Coatings Companies has obtained, and maintained in full force and effect, all environmental permits, licenses, certificates of compliance, approvals and other authorizations material to the conduct of its business and the ownership or operation of the Real Property and has conducted its business in compliance with all material terms and conditions thereof.

         (bb) Since December 31, 1990 and, to the best knowledge of the Coatings Companies, prior to that date (i) no Hazardous Materials have been generated, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited, stored, or released by any of the Coatings Companies or, to the best knowledge of the Coatings Companies, by the Other Affiliates on, under or adjacent to any of the Real Property, except in accordance with applicable Environmental Laws; (ii) the Real Property and any improvements thereon contain no asbestos, urea, formaldehyde or polychlorinated biphenyls; and (iii) no aboveground or underground storage tanks are located on, under or adjacent to the Real Property, or have been located on, under or adjacent to the Real Property and then subsequently been removed or filled. If any such storage tanks exist on, under or adjacent to the Real Property, such storage tanks have been duly registered with all appropriate governmental entities and are otherwise in compliance with all applicable Environmental Laws.

         (cc) None of the Coatings Companies or, to the best knowledge of the Coatings Companies, the Other Affiliates has since December 31, 1990 or, to the best knowledge of the Coatings Companies, prior to December 31, 1990 received any written notice alleging in any manner that any of the Coatings Companies is, or might be, responsible for any spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material or for any costs arising under or violation of applicable Environmental Laws.

         (dd) Since December 31, 1990 or, to the best knowledge of the Coatings Companies, prior to December 31, 1990, no part of the business of any of the Coatings Companies has involved the operation of, and none of the Real Property has been used as, a landfill, dump or other disposal, storage, transfer, handling or treatment area for Hazardous Materials, or as a gasoline service station or a facility for selling, dispensing, storing, transferring, disposing or handling petroleum and/or petroleum products, otherwise than in accordance with applicable Environmental Laws.

         (ee) Since December 31, 1989, none of the Coatings Companies or, to the best knowledge of the Coatings Companies, the Other Affiliates has ordered or obtained, or has knowledge of, any environmental investigation or report with respect to the Packaging Coatings Business of any of the Coatings Companies or to any of the Real Property.

         (ff) The Disclosure Schedule lists under the caption referring to this Section 7.1(ff) the names of all employees of each of the Coatings Companies of which Valspar is to purchase Shares, and of all Packaging Coatings Employees of each of the Coatings Companies of which Valspar is to purchase Assets, under this Agreement, including in each case employees currently seconded to other Coatings Companies or Other Affiliates, together with
                  (i) their current workplace locations and (ii) if and to the extent known to and lawfully disclosable by Coates, their labor union affiliations, if any.

         (gg) No third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of any of Coates, the Coatings Companies or the Other Affiliates.

         (hh) All documents made available by Coates to Valspar that are referred to in any of the foregoing representations and warranties or in the Disclosure Schedule, other than original documents, are true and correct copies of the original documents as contained in the business records of the Coatings Companies and the Other Affiliates, and all such documents made available to Valspar, whether originals or copies, are complete and include or are accompanied by all amendments, waivers and other alterations thereto.

         (ii) No disclosure of Coates contained in the Disclosure Schedule contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they are made and in the context of the representations and warranties in relation to which they are made, not misleading.

7.2 Reaffirmation. Participation by Coates and/or its Affiliates in each Closing and its acceptance of the Purchase Price in respect of any Shares and Assets shall constitute a reaffirmation, as of the respective Closing Date, of each of the representations and warranties set forth in Section 7.1 hereof as if such representations and warranties had been given at the Closing, with the following amendments:

         (a) The following representations and warranties shall be added to those set forth in Section 7.1:

                  (i) Coates has delivered to Valspar prior to the Closing true, correct and complete copies of all Adjusted Annual Financial Statements and Adjusted Quarterly Financial Statements required to be so delivered under the provisions of Section 9.2. The Adjusted Annual Financial Statements and Adjusted Quarterly Financial Statements are based upon the information contained in the books and records of Coates and the Coatings Companies and fairly present, in all material respects, the financial condition of the Packaging Coatings Business of each of the Coatings Companies as of the dates thereof and the results of the operation of such business for the periods referred to therein in accordance with United States generally accepted accounting principles, consistently applied throughout the periods indicated.

                  (ii) Except as reflected in the Adjusted Annual Financial Statements or Adjusted Quarterly Financial Statements on the basis of which the Preliminary Purchase Price shall have been determined pursuant to Section 6.1(c), none of the Coatings Companies has any liabilities which are material, either individually or in the aggregate, in relation to the Packaging Coatings Business of such Coatings Company, whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted, arising out of transactions or events heretofore entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring, other than liabilities which have arisen after the date of the Latest Balance Sheets in the ordinary course of business, provided that no uninsured liability for breach of contract, breach of warranty, product defect, tort, infringement, claim or lawsuit shall be deemed for purposes hereof to have arisen in the ordinary course of business.

         (b) All references to the Disclosure Schedule shall mean the Disclosure Schedule attached to this Agreement as modified by a Disclosure Schedule Amendment to be submitted by Coates to Valspar on or before the respective Closing Date.

         (c) All representations and warranties made and given in Section 7.1, as modified by Section 7.2(a), as to the Coatings Companies shall be deemed to be given for the first time as to each Phase IV Coatings Company at the Closing at which the Packaging Coatings Assets of such Coatings Company are to be purchased, provided that, for the purposes of Section 6.2(a) only, the representations and warranties set forth in Section
                  7.1 shall be deemed to have been given as of the date of this Agreement.

8        REPRESENTATIONS AND WARRANTIES OF VALSPAR

8.1 Affirmation. Valspar hereby represents and warrants to Coates as follows:

         (a) Valspar is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, United States of America, with the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder, including, without limitation, the corporate power and authority to cause its Affiliates to execute, deliver and perform the Ancillary Agreements as provided by this Agreement.

         (b) The execution, delivery and performance of this Agreement by Valspar and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. The consummation by Valspar's Affiliates of the transactions contemplated hereby will, prior to the respective Closing Date on which each of such transactions is to be consummated, have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on their parts will as of such Closing Date be necessary to authorize the consummation of such transactions. This Agreement has been duly executed and delivered by Valspar and constitutes the valid and binding obligation of Valspar, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights or by general principles of equity.

         (c) The execution, delivery and performance of this Agreement and the Ancillary Agreements by Valspar and its Affiliates and the consummation by Valspar and its Affiliates of the transactions contemplated hereby and thereby do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or encumbrance upon any assets of Valspar, or require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the Constitutive Documents of Valspar or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which Valspar is bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which Valspar is subject.

         (d) Valspar is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated by this Agreement, and no consent, approval or authorization of any governmental or regulatory authority or any other party or person is required to be obtained by Valspar in connection with its execution, delivery and performance of this Agreement or the transactions contemplated hereby.

         (e) There are no actions, suits, proceedings, orders or investigations pending or, to the best knowledge of Valspar, threatened which are material to the ability of Valspar to perform its obligations under this Agreement.

8.2 Reaffirmation. Valspar's participation in each Closing and its acceptance of the transfer of the Shares and Assets shall constitute a reaffirmation, as of each Closing Date, of each of the representations and warranties set forth in Section 8.1 hereof as if such representations and warranties had been given at the Closing.

9        COVENANTS OF COATES

9.1 Conduct of Business. Coates agrees to cause each of the Phase I Coatings Companies, the Phase II Coatings Companies and the Phase III Coatings Companies to observe each term set forth in this Section 9.1, and agrees that, from the date hereof until the Closing Date in respect of the Shares and Assets of each Coatings Company respectively, and unless otherwise consented to by Valspar in writing:

         (a) The Packaging Coatings Business of each of such Coatings Companies shall be conducted only in, and none of such Coatings Companies shall take any action except in, the ordinary course of the business of such Coatings Company in accordance with its past custom and practice.

         (b) None of such Coatings Companies shall sell, pledge, dispose of or encumber any of its Packaging Coatings Assets, except in the ordinary course of business, nor shall any Coatings Company of which Valspar has the right to acquire the Shares hereunder do or permit to occur any of the following, otherwise than as permitted under Section 9.13: (i) issue or sell to any third party which is not an Affiliate of Coates any additional shares in its capital or any options, warrants, conversion privileges or rights of any kind to acquire any of such shares, (ii) sell, pledge, dispose of or encumber any of its assets, except in the ordinary course of business; (iii) amend or propose to amend its Constitutive Documents; (iv) split, combine or reclassify any of its outstanding shares, or declare, set aside or pay any dividend or other distribution payable in cash, shares, property or otherwise with respect to its shares; (v) redeem, purchase or acquire or offer to acquire any of its shares; (vi) acquire, whether by merger, exchange, consolidation, acquisition of shares or assets or otherwise, any corporation, partnership, joint venture or other business organization or division or material assets thereof; (vii) incur any indebtedness for borrowed money or issue any debt securities except the borrowing of working capital in the ordinary course of business and consistent with past practice; or (viii) enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement or understanding with respect to any of the matters set forth in this subsection.

         (c)      None of such Coatings Companies shall, directly or indirectly,
                  (i) enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officers or directors or consultants, (ii) in the case of employees, officers or consultants who earn in excess of Fifty Thousand Dollars ($50,000), or the equivalent thereof in other currencies, per year, take any action with respect to the grant of any bonuses, salary increases, severance or termination pay or with respect to any increase of benefits payable in effect on the date hereof, except in each case in the ordinary course of business consistent with past practice.

         (d) None of such Coatings Companies shall enter into or modify any collective bargaining agreement or contract with any labor union which would apply to or affect the employment rights of any of the Packaging Coatings Employees.

         (e) None of such Coatings Companies shall adopt, amend or implement any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, trust, fund or group arrangement for the benefit or welfare of any employees or any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangements for the benefit or welfare of any director, except in each case in the ordinary course of business consistent with past practice.

         (f) Each of Coates, its Affiliates and such Coatings Companies shall (i) use all commercially reasonable efforts to preserve intact the business organization and goodwill of the such Coatings Companies, keep available the services of the officers and employees of such Coatings Companies as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with the such Coatings Companies; (ii) confer on a regular basis with representatives of Valspar to report operational matters and the general status of ongoing operations; (iii) not intentionally take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue at any Closing; and (iv) notify Valspar of any emergency or other change in the normal course of the business of the Company or that of any of such Coatings Companies or in the operation of the properties of each of such Coatings Companies and of any governmental or third party complaints, investigations or hearings, or communications indicating that the same may be contemplated, if such emergency, change, complaint, investigation or hearing would be material, individually or in the aggregate, to the business, operations or financial condition of any of such Coatings Companies or to Coates' or Valspar's ability to consummate the transactions contemplated by this Agreement.

         (g) Coates, each of such Coatings Companies and each of the Other Affiliates shall (i) file all Returns, elections or information statements with respect to any liabilities for Taxes of any of such Coatings Companies or other matters relating to Taxes of any of such Coatings Companies which pursuant to applicable law must be filed prior to any applicable Closing Date; (ii) promptly upon filing provide copies of any such Tax returns, elections or information statements to Valspar if and whenever reasonably requested by Valspar; and (iii) make any formal Tax election or take any other material discretionary position with respect to Taxes affecting any of such Coatings Companies only upon prior consultation with and consent of Valspar.

         (h) None of such Coatings Companies shall modify or deviate from its practices with respect to the collection of accounts receivable or the payment of accounts payable in a manner that would cause the cash position of such Coatings Company to increase materially from the normal cash position of such Coatings Company.

9.2 Additional Financial Statements. From the date of this Agreement until such time as (i) the sale and purchase of the Shares and Assets of all of the Phase I Coatings Companies, the Phase II Coatings Companies and the Phase III Coatings Companies shall have been completed and (ii) the sale and purchase of the Assets of those Phase IV Coatings Companies, if any, as to which either of the Parties shall have exercised its options under Section 5.1 shall have been completed and the time allowed for the exercise of all options as to the remainder of such Coatings Companies shall have expired, Coates shall deliver to Valspar the following financial statements in addition to those delivered prior to signature of this Agreement:

         (a) Each year, Coates shall deliver to Valspar audited balance sheets and statements of earnings, shareholders' equity and cash flows of the Packaging Coatings Business of each Coatings Company any Shares or Assets of which are to be purchased or otherwise transferred at a Closing the Nominal Closing Date for which falls during the then-current Fiscal Year,

                  (i) in the case of the Phase I Closing, no later than the date which shall be five (5) Business Days after the certification by Coates' Accountants of the audited balance sheets of Coates and its Affiliates as at the end of the previous Fiscal Year, and

                  (ii)     in the case of all other Closings, no later than ten
                           (10) Business Days before the Nominal Closing Date for each such Closing,

                  in each case restated to conform, in the certified opinion of Coates' Accountants, to United States generally accepted accounting principles applied in a manner consistent with the practices followed by the said Coatings Companies in the preparation of their financial statements for prior years, to the extent applicable.

         (b) Not later than each Closing Date, Coates shall deliver to Valspar

                  (i) unaudited balance sheets and quarterly statements of earnings and shareholders' equity of the Coatings Companies any Shares or Assets of which are to be purchased at the respective Closing for the most recent Fiscal Quarter ending at least forty-five (45) days prior to the Closing Date and

                  (ii) if, as and to the extent that Valspar reasonably considers necessary to enable it to comply with applicable accounting and regulatory requirements, unaudited balance sheets and quarterly statements of earnings, shareholders' equity and cash flows of such Coatings Companies for the Fiscal Quarter ending on the Balance Sheet Date and for any other Fiscal Quarters ending after the Balance Sheet Date but at least forty-five (45) days prior to the Closing Date, together with a schedule of adjustments showing all accounting adjustments to such financial statements that shall be required to restate each of such balance sheets and statements of earnings, shareholders' equity and cash flows on a consolidated pro forma basis in a manner that (A) eliminates, as to those Coatings Companies of which Valspar and its Affiliates will acquire Assets rather than Shares at the Closing, all assets, liabilities and items of income and expense of such Coatings Companies that are not attributable to the Packaging Coatings Business, and (B) conforms, in the certified opinion of Coates' Accountants, to United States generally accepted accounting principles.

         (c) From and after the dates of the respective Closings referred to in Sections 4.6(a) and 4.6(c) until the dates of the respective Closings referred to in Sections 4.6(b) and 4.6(d), Coates shall cause each of the New Coatings Companies to deliver financial statements to Valspar, if and as necessary to enable Valspar to comply with applicable accounting and regulatory requirements, as follows:

                  (i)      Each year, no later than the date which shall be five
                           (5) Business Days after the certification by Coates' Accountants of the audited balance sheets of Coates and its Affiliates as at the end of the previous Fiscal Year, Coates shall deliver to Valspar audited balance sheets and statements of earnings, shareholders' equity and cash flows of each of the New Coatings Companies, restated to conform, in the certified opinion of Coates' Accountants, to United States generally accepted accounting principles applied in a manner consistent with the practices followed by the said New Coatings Companies in the preparation of their financial statements for prior years, to the extent applicable.

                  (ii) Within forty-five (45) days after the end of each Fiscal Quarter, Coates shall deliver to Valspar (A) unaudited balance sheets and quarterly statements of earnings, shareholders' equity and cash flows of each of the New Coatings Companies and (B) if, as and to the extent that Valspar reasonably considers necessary to enable it to comply with applicable accounting and regulatory requirements, a schedule of adjustments showing all accounting adjustments to such financial statements that shall be required to restate each of such balance sheets and statements of earnings, shareholders' equity and cash flows on a consolidated pro forma basis in a manner that conforms, in the certified opinion of Coates' Accountants, to United States generally accepted accounting principles.

         (d) No later than thirty (30) days after its receipt of any other financial statements, reports or other written financial information from any of the Coatings Companies, including but not limited to operating statements generated for Coates management, Coates shall deliver to Valspar copies of all such materials to the extent that they relate exclusively to the Packaging Coatings Business or that information relating to other businesses can readily be deleted therefrom; provided, however, that (i) Coates shall provide such information only once every six (6) months as to the Phase IV Companies referred to in Section 5.1(a), and (ii) Coates shall not be required to provide any such information as to the Phase IV Companies referred to in Section 5.1(b).

9.3 Access to Records. Between the date hereof and each Closing Date or, in the case of the Phase IV Coatings Companies, during the period beginning on the date which shall be three (3) months prior to the earliest date on which Valspar shall have the right to give notice of its exercise of any option pursuant to Section 5.2 and ending on the Closing Date at which the transactions resulting from the exercise of such option shall be completed, Coates shall cause the each of the Coatings Companies to afford to Valspar and its authorized representatives access at reasonable times and upon reasonable notice to the offices, properties, books, records, officers, employees, suppliers, customers and other items of each of the Coatings Companies and the work papers of the outside auditors and accountants of the Coatings Companies relating to work done by such outside auditors and accountants with respect to each of the Coatings Companies for each of their fiscal years beginning with the year ending on December 31, 1995 and shall otherwise provide such assistance as shall reasonably be requested by Valspar in order that Valspar may have a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the business and affairs of each of the Coatings Companies.

9.4 Government Filings. As promptly as practicable after the signature of this Agreement, Coates shall, and shall cause each of the Coatings Companies to, make or cause to be made all filings and submissions under any laws or regulations applicable to Coates or any of the Coatings Companies for the consummation of the transactions contemplated herein. Coates will coordinate and cooperate with Valspar in exchanging such information, and will provide such reasonable assistance as Valspar may request in connection with all of the foregoing.

9.5 Inventory Valuation. Immediately prior to the Closing at which any Shares or Assets of any Coatings Company are to be transferred to Valspar or its Affiliates, personnel of Coates and Valspar shall jointly conduct a physical inventory of all raw materials, intermediates, work-in-process and finished goods of such Coatings Company in order to determine the value, if any, which should be assigned to the following portions of such inventory:

         (a) inventories of raw materials which are not usable in their current condition or which exceed six (6) months' average usage over the previous twelve (12) months in connection with the production of finished goods for sale to current customers;

         (b) inventories of intermediates and work-in-process which are not usable in their current condition or which exceed six (6) months' average usage over the previous twelve (12) months in connection with the production of finished goods for sale to current customers; and

         (c) inventories of finished goods which are not of merchantable quality or are not saleable over the following four (4) months in their current condition and at normal prices to current customers at the average rates at which such customers have purchased such goods over the previous twelve (12) months.

         In the event that the Parties are unable to resolve any differences as to the valuation to be assigned to any of such inventories, they shall jointly submit the issues to the Neutral Accountants for resolution in accordance with the procedures set forth in Section 6.4.

9.6 Identification and Disposal of Waste. Coates shall, at its own risk and expense prior to any Closing at which any Shares or Assets of any Coatings Company are to be transferred to Valspar or its Affiliates, label, physically segregate and dispose of all waste materials as well as any raw materials, intermediates, work-in-process inventories and finished goods that shall have been assigned a value of zero as a result of the procedure described in Section 9.5.

9.7 Share Purchase Loans. Prior to each Closing, Coates shall cause all rights of each Coatings Company the Shares of which are to be purchased at such Closing in respect of any loans made to Packaging Coatings Employees for the purpose of purchasing shares of Total SA to be transferred to Coates and/or any of its Other Affiliates. If and for so long as any of such loans remain outstanding after the respective Closing, if requested by Coates, Valspar and/or its Affiliates shall continue to withhold from the compensation of such Packaging Coatings Employees the amounts that were withheld by the Coatings Companies prior to the Closing and shall pay such amounts to Coates or its Affiliates. Valspar shall have no other responsibility to Coates for the collection of any amounts due in respect of such loans.

9.8 Consents. To the extent that an attempted assignment or transfer of any contract or agreement to be transferred to and assumed by Valspar hereunder, without the consent of a third party would constitute a breach thereof, this Agreement shall not constitute an assignment or attempted assignment thereof. Prior to the respective Closing, Coates or, at Coates' option, Coates jointly with Valspar, shall initially notify any such party whose consent is required about the transactions contemplated hereby and the need for such consent, and Coates shall use reasonable commercial efforts with the cooperation of Valspar to obtain such consent of such party. Following the Closing, Valspar shall use commercially reasonable efforts with the cooperation of Coates to obtain the consent of such party to the assignment of any such contract or agreement. If any such consent shall not be obtained, Coates shall cooperate with Valspar and Valspar shall cooperate with Coates in any reasonable back-to-back arrangements in order to:

         (a) provide for Valspar the benefits intended to be assigned under any such contract or agreement (unless the third party thereto rightfully terminates or cancels such contract or agreement), including, without limitation, the enforcement for the benefit of Valspar and at Valspar's expense of any and all rights of Coates against a third party to such contract or agreement arising out of the breach by such third party or otherwise, provided that Coates shall not be obligated to take any action that would, in its reasonable opinion, risk material damage to its business or properties; and

         (b) provide for Coates a supply of all products and services provided by Valspar (and otherwise take all necessary or appropriate actions) to enable Coates to comply with its obligations under such contract, without cost to Coates, in favor of any third party to such contract or agreement.

9.9 Other Actions. Coates shall take all commercially reasonable actions necessary to cause the conditions to Closing set forth in Section 6.2 to be satisfied and to consummate the transactions contemplated for each Closing hereunder as soon as reasonably possible after the satisfaction of the said conditions but in any event within ten (10) Business Days after such date, provided that Coates shall have no obligation hereunder to consummate any of such transactions prior to the Nominal Closing Date.

9.10 Assistance in Tax Matters. Coates and its Affiliates shall provide, at Valspar's expense, any and all assistance that Valspar shall reasonably request in connection either with the preparation of tax returns to be filed by Valspar or its Affiliates which are in any way affected by the acquisition of Shares or Assets under this Agreement or with the audit of any such tax returns whether filed by Valspar, its Affiliates or any of the Coatings Companies.

9.11 Non-Competition. Coates shall not engage, either directly or indirectly, in the Packaging Coatings Business anywhere in the world for a period ending the earlier of five (5) years after the acquisition of the last of the Phase IV Coatings Companies other than those listed in Section 5.1(b) or ten (10) years following the Phase I Closing, except for:

         (a) the operation of the Phase II Coatings Companies, Phase III Coatings Companies and Phase IV Coatings Companies in the countries in which they are permitted to operate under the terms of their respective License Agreements until the acquisition by Valspar of their respective Shares or Assets;

         (b) the operation of any other entity having a valid license from Valspar to engage in the Packaging Coatings Business in accordance with the provisions of such license; and

         (c) the operation of any other entities engaged in the Packaging Coatings Business that Coates or any of its Affiliates may acquire as an incidental part of another acquisition, subject to the provisions of Section 9.12.

9.12 Subsequent Acquisitions. If Coates should, during the term of the covenant not to compete set forth in Section 9.11, acquire control or the legal right to gain control of any company, whether through the exercise of voting rights or the appointment of directors or managers, of any company which engages in the Packaging Coatings Business, or any assets used in any such business, then:

         (a) Valspar will have the right at its option to purchase such Packaging Coatings Business and related shares and/or assets at a price to be negotiated which, if the Parties are unable to reach agreement within thrity (30) days, will be established by independent appraisal; and

         (b) in the event that such acquisition takes place within five (5) years after the Phase I Closing and the annual sales of the acquired Packaging Coatings Business exceed Five Million Dollars ($5,000,000) or the equivalent thereof in other currencies, Valspar will have the right to require Coates to divest that business within two (2) years after the date of the acquisition.

9.13 Corporate Control. Coates shall, in respect of each Coatings Company for so long as it remains under the control of Coates, within the limits of such control:

         (a) exercise its voting rights in the Coatings Companies in such a manner as to give effect to the purposes and intents of this Agreement;

         (b) refrain from selling or otherwise transferring any shares or Packaging Coatings Assets of any of the Coatings Companies to any third party which is not an Affiliate of Coates, and from ceasing to carry on the Packaging Coatings Business of any of the Coatings Companies, without in either case having given Valspar at least four (4) month's written notice thereof, which notice shall be without prejudice to the rights of Valspar under Sections 13.1 and 13.3; and

         (c) not otherwise permit any of the Coatings Companies to engage in transactions or activities not in the ordinary course of business which adversely affect the Packaging Coatings Business without the consent of Valspar.

9.14 Royalties for Coates Products. The royalty rate to be paid by Coatings Companies with respect to sales of Coates Products, as defined in the Valspar Technology License Agreement, pursuant to Section 4.1(a) of that agreement shall be
                except with respect to                            , with respect
         to which the rate shall be      ; provided, however, that to the extent
         that the Parties are unable to obtain any required governmental approval for, or are otherwise unable to implement, such rates in any relevant jurisdiction, the royalty rates applicable to other licensees under the Valspar Technology License Agreements shall be adjusted so that the aggregate royalties paid by all licensees, other than Valspar Coates (India) Ltd., under the Valspar Technology License Agreements shall be equal to of the aggregate of the Net Sales Prices of all Coates Products sold by such licensees.

9.15 Nantes Real Property. As soon as practicible in connection with the Phase I Closing or otherwise as agreed by the Parties, Coates shall cause the land owned by Coates Coatings SA in Nantes, France, to be transferred to an Other Affiliate of Coates, which shall lease the land back to Coates Coatings SA under the Nantes Lease Agreement referred to in Section 2.3(g). Upon any termination of the said Nantes Lease Agreement by Valspar or its Affiliate in accordance with the terms thereof, Coates shall cause such Other Affiliate to commence substitute operations at the Nantes facility immediately upon such termination so that the facility shall remain in continuous operation, due allowance being made for any required conversions, and the Parties shall cooperate in seeking any approvals of the governental authorities that may be required to effect such transition without undue cost or delay.

9.16 Redundant Employees. Coates shall pay or reimburse to Valspar the amount of any severance or other payments that any Coatings Companies shall be legally required to make to any of the Packaging Coatings Employees of such Coatings Company who are listed on Exhibit 6.1(b), provided that such employee shall have been given notice of termination within thirty (30) days after the date of the Closing at which the Shares or such Coatings Companies shall have been purchased.

10       COVENANTS OF VALSPAR

10.1 Government Filings. As promptly as practicable after the signature of this Agreement, Valspar shall make or cause to be made all filings and submissions under any laws or regulations applicable to Valspar for the consummation of the transactions contemplated herein. Valspar will coordinate and cooperate with Coates in exchanging such information, and will provide such reasonable assistance as Coates may request in connection with all of the foregoing.

10.2 Other Actions. Valspar shall take all commercially reasonable actions necessary to cause the conditions to Closing set forth in Section 6.3 to be satisfied and to consummate the transactions contemplated for each Closing hereunder as soon as reasonably possible after the satisfaction thereof, but in any event within ten (10) business days after such date, provided that Valpar shall have no obligation hereunder to consummate any of such transactions prior to the Nominal Closing Date.

10.3 Change of Corporate Names. As soon as shall be reasonably practicable after the purchase of the Shares or Assets of each Coatings Company, Valspar shall change the name of such company so as to eliminate the use of the Coates name in any manner otherwise than as permitted under the Coates Trademark Agreement.

10.4 Solicitation of Employees. Valspar shall not, prior to the time at which it shall have purchased the Shares or Assets of any Coatings Company, solicit or seek to persuade any employee of such Coatings Company to become an employee of Valspar or any of its Affiliates.

10.5 Refund of Excess Royalties. Notwithstanding that the Valspar Technology License Agreement provides for the payment of royalties at a flat rate
         of                                    of the Net Sales Prices of all
         Coates Products as therein defined, the Parties intend that the Coatings Companies shall benefit from the declining royalty rates applicable to larger aggregate sales volumes as set forth in the Royalty Rate Schedule contained in Exhibit 10.5. Accordingly, to the extent that the aggregate Net Sales Prices of Valspar Products, as defined in the Valspar Technology License Agreement, sold by all the Coatings Companies that are licensees under the Valspar Technology License Agreement in any Valspar fiscal year would have been sufficient to entitle the Coatings Companies to the benefit of a lower marginal royalty rate as determined by the said Royalty Rate Schedule, Valspar shall refund to Coates, or to such of Coates' Affiliates as Coates may designate, the difference between the aggregate royalties actually paid by such Coatings Companies with respect to such Valspar fiscal year and the royalties that would have been paid using the lower marginal royalty so determined. Such payment, if any, shall be made by Valspar as promptly as practicable after the end of each Valspar fiscal year.

11       TERMINATION

11.1 Grounds. This Agreement may be terminated at any time prior to the Phase I Closing:

         (a)      by the mutual consent of Valspar and Coates; or

         (b) by either Valspar or Coates if the Phase I Closing shall not have occurred prior to July 1, 1996, provided that neither Valspar nor Coates shall be entitled to terminate this Agreement pursuant to this Section 11.1(b) if such Party's willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby.

11.2 Consequences. In the event of termination of this Agreement by either Valspar or Coates as provided in Section 11.1, this Agreement shall become void and there shall be no liability on the part of either Valspar or Coates, or their respective stockholders, officers, or directors, except with respect to willful breaches of this Agreement prior to the time of such termination.

11.3 No Subsequent Termination. Neither Party shall have the right to terminate this Agreement for any reason after completion of the Phase I Closing, and the remedies of either Party for any breach of this Agreement and/or the Ancillary Agreements shall be limited to the rights provided in Article 13 and such damages or other relief as shall be available under applicable law.

12       SURVIVAL AND INDEMNIFICATION

12.1 Survival. Notwithstanding any investigation made by or on behalf of either of the Parties hereto or the results of any such investigation and notwithstanding the participation of such Party in any Closing, the representations and warranties of Coates contained in Section 7 and those of Valspar contained in Section 8, as reaffirmed by each Party at each Closing, shall survive the Closing for the following periods:

         (a) All representations and warranties relating in any way to Environmental Laws or Hazardous Materials shall survive for a period ending nine (9) years after the Closing Date.

         (b) All representations and warranties relating in any way to Employee Benefits shall survive for a period ending

                  (i) as to Claims under governmental or social security programs, six (6) months after the end of the applicable period of prescription or statute of limitations, including any extensions or prolongations thereof that may be provided under applicable law, and

                  (ii) as to all other Employee Benefits, eight (8) years after the Closing Date.

         (c) All representations and warranties relating in any way to Taxes relating to the income of any of the Coatings Companies shall survive for a period ending six (6) months after the end of the applicable period of prescription or statute of limitations, including any extensions or prolongations thereof that may be provided under applicable law.

         (d) All other representations and warranties shall survive for a period ending two (2) years after the Closing Date.

12.2 Coates Indemnity. Coates agrees to indemnify, hold harmless and defend the Valspar Indemnified Parties as follows, it being understood that all references herein to Closing Dates shall mean the dates of the Closings at which Shares or Assets of the respective Coatings Companies shall have been purchased or transferred under or pursuant to this
         Agreement:

         (a) Subject to the limitations set forth in subsection (c) below, Coates agrees to indemnify in full the Valspar Indemnified Parties and hold them harmless against any and all losses, liabilities, deficiencies, damages, expenses or costs (including reasonable legal expenses), whether or not actually incurred or paid prior to the end of the applicable survival period set forth in Section 12.1, which Valspar Indemnified Parties may suffer, sustain or become subject to, as a result of:

                  (i) any misrepresentation or breach of warranty in any of the representations and warranties of Coates or its Affiliates contained in this Agreement or the Ancillary Agreements or in any exhibits, schedules, certificates or other documents delivered or to be delivered by or on behalf of Coates pursuant to the terms of this Agreement or the Ancillary Agreements,

                  (ii) any breach of, or failure to perform, any agreement of Coates contained in this Agreement or any of the Ancillary Agreements, or

                  (iii) any Claims asserted or threatened against the Valspar Indemnified Parties which arise out of the actions or inactions of Coates, its Affiliates or any of the Coatings Companies with respect to the business of any of the Coatings Companies, or the Real Property, prior to the respective Closing, but only if and to the extent that any such losses, liabilities, deficiencies, damages, expenses or costs shall not have been recovered by Valspar through the Post-Closing Adjustment provided for in Section 6.4, and provided in each case that notice of the claim for indemnification hereunder is received by Coates within the applicable survival period provided for in Section 12.1, and further provided, that with respect to a Claim, the applicable survival period is the survival period that applies to the liability or obligation sought to be established by such Claim.

         (b) Subject to the limitations set forth in subsection (c) below, Coates agrees to indemnify the Valspar Indemnified Parties and hold them harmless against any and all losses, liabilities, deficiencies, damages, expenses or costs (including reasonable legal expenses) which Valspar Indemnified Parties may suffer, sustain or become subject to, arising out of:

                  (i)      any of the following Claims:

                           (A) any action, suit, or other proceeding seeking money damages, injunctive relief or other remedies by reason of a violation of Environmental Laws by any of the Coatings Companies prior to the respective Closing Date,

                           (B) any action, suit, or other proceeding seeking money damages, injunctive relief or other remedies by reason of the disposition of Hazardous Materials at a site other than one owned, leased or occupied by a Coatings Company prior to the respective Closing Date, or

                           (C) any action, suit, order, directive or claim or other proceeding of a governmental authority with respect to the disposal, discharge, presence or release of Hazardous Materials prior to the respective Closing Date on real property owned, leased or occupied by a Coatings Company in violation of Environmental Laws in effect as of such Closing Date, except any Claims arising as a result of

                                    (1)      discretionary actions by any
                                             Valspar Indemnified Parties, other
                                             than any termination, or any action
                                             related to or consequent upon
                                             termination, of the Nantes Lease
                                             Agreement in accordance with its
                                             terms, or

                                    (2)      the actual or deemed sale, transfer
                                             or other disposition of such real
                                             property by Valspar, other than by
                                             implication arising out of any
                                             termination of the Nantes Lease
                                             Agreement in accordance with its
                                             terms,

                           provided in each case that notice of the claim for indemnification hereunder is received by Coates within the survival period provided for in Section 12.1(a);

                  (ii) Employee Benefits obligations of any of the Coatings Companies in respect of service prior to the respective Closing Dates, provided in each case that notice of the claim for indemnification hereunder is received by Coates within the applicable survival period provided for in Section 12.1(b);

                  (iii) Product Liability obligations of any of the Coatings Companies in respect of Packaging Coatings manufactured prior to the respective Closing Dates, provided in each case that

                           (A) as to any of such Packaging Coatings that shall have been sold by Valspar or its Affiliate after the Closing Date, such Packaging Coatings shall not have been either delivered to the customer after the applicable "do not sell after" date or sold for an application for which they are not intended or suited, and

                           (B) notice of the claim for indemnification hereunder shall have been received by Coates within the survival period provided for in
                                    Section 12.1(d); and

                  (iv) Taxes relating to the income of any of the Coatings Companies attributable to periods or parts thereof prior to the respective Closing Dates at which the Shares or Assets of such Coatings Companies shall have been purchased by Valspar or its Affiliates or transferred to a New Coatings Company, as the case may be.

         (c)      (i)      Coates shall be liable to the Valspar Indemnified
                           Parties under Sections 12.2(a), 12.2(b)(i),
                           12.2(b)(ii) or 12.2(b)(iii) only if the aggregate amount of all indemnified losses, liabilities, deficiencies, damages, expenses and costs under those sections relating to all of the Phase I Coatings
                           Companies and the Phase II Coatings Companies, on the one hand, or relating to all of the Phase III
                           Coatings Companies and the Phase IV Coatings
                           Companies, on the other hand, exceeds the applicable
                           Basket Amount, in which case Coates shall be obligated to indemnify the Valspar Indemnified
                           Parties with respect to any such losses, liabilities, deficiencies, damages, expenses and costs only for the excess of the amount of such losses, liabilities, deficiencies, damages, expenses and costs over the applicable Basket Amounts.

                  (ii) Coates shall not be liable to the Valspar Indemnified Parties under Sections 12.2(a), 12.2(b)(i), 12.2(b)(ii) or 12.2(b)(iii) for any losses, liabilities, deficiencies, damages, expenses and costs relating to any of the Phase I Coatings Companies or the Phase II Coatings Companies, on the one hand, or relating to any of the Phase III Coatings Companies or the Phase IV Coatings Companies, on the other hand, that, together with all such other indemnified losses, liabilities, deficiencies, damages, expenses and costs under those sections, in the aggregate exceed the applicable Limit Amount.

12.3 Valspar Indemnity. Valspar agrees to indemnify, hold harmless and defend the Coates Indemnified Parties as follows, it being understood that all references herein to Closing Dates shall mean the dates of the Closings at which Shares or Assets of the respective Coatings Companies shall have been purchased or transferred under or pursuant to this
         Agreement:

         (a) Subject to the limitations set forth in subsection (b) below, Valspar agrees to indemnify in full the Coates Indemnified Parties and to hold them harmless against any and all losses, liabilities, deficiencies, damages, expenses or costs (including reasonable legal expenses) which any of the Coates Indemnified Parties may suffer, sustain or become subject to as a result of (i) any misrepresentation or breach of warranty in any of the representations and warranties of Valspar contained in this Agreement or in any of the Ancillary Agreements, (ii) any breach of, or failure to perform, any agreement of Valspar contained in this Agreement or any of the Ancillary Agreements, (iii) any Claims or threatened Claims against any of the Coates Indemnified Parties arising out of the actions or inactions of Valspar or its Affiliates with respect to the business of any of the Coatings Companies, or the Real Property, after the respective Closing, or (iv) the Packaging Coatings Liabilities or Valspar's failure to discharge any thereof, but only if and to the extent that any such losses, liabilities, deficiencies, damages, expenses or costs shall not have been recovered by Coates through the Post-Closing Adjustment provided for in Section 6.4 and are not subject to indemnification by Coates under Section 12.2, disregarding for these purposes any of the limitations set forth in this section.

         (b) Valspar shall be liable to the Coates Indemnified Parties under Section 12.3(a)(i) or 12.3(a)(ii) only if the aggregate amount of all indemnified losses, liabilities, deficiencies, damages, expenses and costs under such sections exceeds the amount set forth in clause (i) of the definition of Basket Amount, in which case Valspar shall be obligated to indemnify the Coates Indemnified Parties with respect to any such losses, liabilities, deficiencies, damages, expenses and costs only for the excess of the aggregate amount of all such losses, liabilities, deficiencies, damages, expenses and costs over such Basket Amount.

12.4 Indemnified Parties. An Indemnified Party having a Claim hereunder shall assert it as follows:

         (a) In the event that any of the Indemnified Parties is made a defendant in or party to a Claim, the Notifying Party shall give the Indemnifying Party prompt notice thereof, including a reasonably detailed description of the facts and circumstances relating to such Claim. The failure or delay to give such notice or to provide such description shall not affect any Indemnified Party's ability to seek reimbursement except to the extent such failure or delay has actually prejudiced the Indemnifying Party's ability to defend successfully a Claim. The Indemnifying Party shall be entitled to contest and defend such Claim, provided that the Indemnifying Party (i) has a reasonable basis for concluding that such defense may be successful and (ii) diligently contests and defends such Claim. Notice of the intention so to contest and defend shall be given by the Indemnifying Party to the Notifying Party within 20 business days after the Notifying Party's notice of such Claim (but, in all events, at least five (5) Business Days prior to the date that an answer to such Claim is due to be filed). Such contest and defense shall be conducted by reputable attorneys employed by the Indemnifying Party. The Notifying Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss unless the Notifying Party reasonably determines that the Indemnifying Party is not adequately representing or, because of a conflict of interest, may not adequately represent, any interests of the Indemnified Parties, and only to the extent that such expenses are reasonable), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the Notifying Party elects to participate in such defense, the Notifying Party will cooperate with the Indemnifying Party in the conduct of such defense. Neither the Notifying Party nor the Indemnifying Party may concede, settle or compromise any Claim without the consent of the other party, which consents will not be unreasonably withheld. Notwithstanding the foregoing, (i) if a Claim seeks relief other than damages or (ii) if the subject matter of a Claim relates to the ongoing business of any of the Indemnified Parties, which Claim, if decided against any of the Indemnified Parties, would materially adversely affect the ongoing business or reputation of any of the Indemnified Parties, then, in each such case, the Indemnified Parties alone shall be entitled to contest, defend and settle such Claim in the first instance and, if the Indemnified Parties do not contest, defend or settle such Claim, the Indemnifying Party shall then have the right to contest and defend, but not to settle, such Claim.

         (b) In the event any Indemnified Party should have a claim against any Indemnifying Party that does not involve a Claim, the Notifying Party shall deliver a notice of such claim with reasonable promptness to the Indemnifying Party. If the Indemnifying Party disputes its Liability with respect to such claim, the Chief Executive Officers of each of the Indemnifying Party and the Notifying Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through the negotiations of such Chief Executive Officers within sixty (60) days after the delivery of the Notifying Party's notice of such claim, such dispute shall be subject to arbitration pursuant to Section 14.1, and an Indemnified Party other than the Notifying Party shall have the right to commence and pursue arbitration thereunder against the Indemnifying Party in place of the Notifying Party, provided that such Indemnified Party shall agree in writing to submit the dispute to arbitration as herein provided.

13       DEFAULT

13.1 Definition. Except where otherwise indicated by the context or where the term is otherwise defined for a specific purpose, the term "Default" shall mean any of the following described events involving or affecting either Party (including, as to Coates, any Coatings Company), such Party being considered the Party in Default for purposes hereof:

         (a) failure of such Party or any of its Affiliates to perform any material obligation under or pursuant to this Agreement or any Ancillary Agreement for any reason other than Force Majeure;

         (b) in the case of such Party, (i) the filing by such Party of a petition in voluntary bankruptcy or liquidation or the making of a general assignment for the benefit of its creditors, or the consenting to the appointment of one or more receivers, trustees or liquidators with respect to all or any substantial part of its property under any applicable law or statute; (ii) the filing by such Party of a petition or answer seeking reorganization, readjustment, arrangement, composition or similar relief under the applicable bankruptcy laws or any other applicable law or statute; (iii) such Party's becoming unable to pay its debts generally as they become due; or (iv) the filing of an involuntary petition in bankruptcy against such Party, or for the appointment of one or more trustees, liquidators or receivers of such Party, which petition shall remain unstayed and in effect for a period of thirty (30) days;

         (c) any sale, transfer, or other disposition or issuance of shares or any other event, including, without limitation, merger or consolidation, as a result of which any person or entity not having, as of the date of this Agreement, effective ultimate control, either directly of indirectly, of the management (i) of such Party or (ii) as to Coates, of any Coatings Company or of the Packaging Coatings Business of any Coatings Company, shall acquire such ultimate control, provided that a change in control of Total SA shall not be deemed to constitute a change in ultimate control of Coates, any Coatings Company or the Packaging Coatings Business of any Coatings Company for purposes of this subsection, and provided further that such a change in ultimate control shall not constitute a Default if prior written notice thereof shall have been given by such Party to the other Party and the other Party shall have given its consent in writing thereto;

         (d) the cessation by Coates of the conduct of the Packaging Coatings Business of any of the Coatings Companies; or

         (e) the exercise by Valspar or its Affiliates of its right to convert any exclusive license under a Valspar Technology License Agreement with any Coatings Company or the Valspar Technology Sub-License Agreement referred to in Section 2.3(b)(iv) to a non-exclusive license in accordance with the terms of such license.

13.2 Notice and Cure. No Default under Sections 13.1(a) or (d) hereof shall be deemed to have occurred until the Party not in Default shall first have given written notice of such Default to the Party in Default and the Party in Default shall have failed to cure such Default through specific performance within sixty (60) days after dispatch of such written notice. In the event of Default under Sections 13.l(b) or (c) hereof, no such notice need be dispatched and remedies in respect thereof as provided in Section 13.3 hereof shall be available from and after the time at which such events occur or, if applicable, from and after the receipt by Valspar of the notice required by Section 9.13(b).

13.3 Rights Upon Default. If a Default shall occur, the Party not in Default shall have the right, upon giving written notice to the other Party no earlier than the date on which the notice period provided in Section
         13.2 terminates, at any time for so long as such Default continues and remains uncured, to accelerate any and all of the Closings that have not theretofore occurred to a date no earlier than three (3) months from the date of the giving of such written notice; provided, however, that in the event of a Default on the part of or affecting Coates under Sections 13.1(b), (c) or (d), or of a Default on the part of Valspar under Section 13.1(e), the right to accelerate shall apply only to the Closings at which the Shares or Assets of the Coatings Companies that have experienced or been affected by the event of Default are to be purchased. For purposes of this Section 13.3, the right to accelerate a Closing means the right to accelerate the Nominal Closing Date of the relevant Closing to a date within the time period provided above and, if and as necessary for that purpose, the right to accelerate the exercise of all relevant options of the Party not in Default to purchase or sell Shares or Assets of the relevant Coatings Companies on notice as provided above. If and to the extent that a Default on the part of Valspar under Section 13.1(e) shall affect any of the Coatings Companies referred to in Section 5.1(b), Coates shall have a "put" option in respect of the said Coatings Companies which shall be exercisable in the same manner as provided under Section 5.1(a), subject to acceleration as provided above.


14       DISPUTES

14.1 Arbitration. Any disputes arising out of or in connection with this Agreement shall be finally settled by arbitration under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. The arbitration shall be conducted at New York, New York in the English language.

14.2 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York, USA, which shall be the proper law of this Agreement notwithstanding any rules of conflict of laws or private international law therein contained under which any other law would be made applicable, provided that the operation of the arbitration agreement contained in Section
         14.1 and the enforcement of any award rendered pursuant thereto shall be governed by United States federal law to the exclusion of state law.

15       MISCELLANEOUS

15.1 Press Releases and Announcements. From the date of execution of this Agreement until the Phase I Closing, neither Party shall issue any press release (or make any other public announcement) related to this Agreement or the transactions contemplated hereby or make any announcement to the employees, customers or suppliers of the Coatings Companies without prior written approval of the other party hereto, except as may be necessary, in the opinion of counsel to the Party seeking to make disclosure, to comply with the requirements of this Agreement or applicable law. If any such press release or public announcement is so required, the Party making such disclosure shall consult with the other Party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both Parties.

15.2 Expenses; Transfer Taxes. Except as otherwise expressly provided for herein, the Parties will pay all of their own expenses (including attorneys' and accountants' fees) in connection with the negotiation of this Agreement, the performance of their respective obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not), provided that the reasonable fees of attorneys, notaries, surveyors and appraisers paid by either Party in connection with the transfer of the real property at Nantes and with the attorney's fees incurred by both Parties in connection with the preparation and conclusion of the Nantes Lease Agreement shall be shared equally between them. The Parties shall share equally any transfer taxes or fees arising out of the transactions contemplated by this Agreement, regardless of whether such taxes or fees are imposed by law on one party or its Affiliates.

15.3 Further Assurances. On and after the Phase I Closing Date, each Party shall, at the request of the other Party, take and cause its Affiliates to take all appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof.

15.4 Amendment and Waiver. This Agreement may not be amended or waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

15.5 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or mailed by first class mail, return receipt requested, or when receipt is acknowledged, if sent by facsimile, telecopy or other electronic transmission device. Notices, demands and communications to Valspar and Coates will, unless another address is specified in writing, be sent to the address indicated below:

         Notices to Valspar:                with a copy (which shall not
                                            constitute notice)  to:

         The Valspar Corporation            Dorsey & Whitney
         1101 South Third Street            Pillsbury Center South
         Minneapolis, Minnesota 55402       220 South Sixth Street
         USA                                Minneapolis, Minnesota 55402
                                            USA

         Attention:   General Counsel       Attention:  Steven C. Nelson
         Facsimile:   (612) 375-7313        Facsimile:  (612) 340-8738


         Notices to Coates:                 with a copy (which shall not
                                            constitute notice)  to:

         Coates Lorilleux SA                Proskauer Rose Goetz & Mendelsohn
         Immeuble le Diamant                1585 Broadway
         16 rue de la Republique            New York, NY 10036-8299
         92800 Puteaux                      USA
         FRANCE


         Attention:  General Counsel        Attention: Ronald R. Papa
         Facsimile:   33 1 41 35 69 40      Facsimile:  (212) 969-2900

15.6 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either Party hereto without the prior written consent of the other Party hereto.

15.7 Severability. In the event that any provision of this Agreement or any Ancillary Agreement shall be deemed or declared to be unenforceable, invalid or void, the same shall not impair any other provision of this Agreement or such Ancillary Agreement but the Parties shall negotiate a substitute provision or amend the other provisions of this Agreement or such Ancillary Agreement so as to produce a result which preserves as nearly as possible the economic balance of the Agreement or Ancillary Agreement, as the case may be, provided that neither Party shall be obligated to accept an amendment which substantially departs from the essential intent or effect of this Agreement or any Ancillary Agreement. Wherever in this Agreement provision is made for the conclusion of an Ancillary Agreement substantially on the terms of an Exhibit or Appendix subject to any requirements of applicable law, in the event that any of such terms would be unenforceable, invalid or void under such law, the provisions of this section shall apply, it being understood, however, that except as otherwise required or agreed all Ancillary Agreements shall by their terms be governed by the law referred to in Section 14.2.

15.8 Complete Agreement. This Agreement, the Ancillary Agreements, the Exhibits, the Disclosure Schedule and the other documents referred to herein contain the complete agreement between the Parties with respect to the subject matter hereof and thereof and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof and thereof in any way.

15.9 Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same instrument.

15.10 Entry into Force. This Agreement shall enter into force upon the later to occur of (i) its execution and delivery by both Parties or (ii) the execution and delivery by Total SA of the Guaranty substantially in the form set forth in Appendix 14.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

COATES  BROTHERS PLC                        THE VALSPAR CORPORATION

BY ____________________________             BY _____________________________

ITS ___________________________             ITS ____________________________




                                                         Exhibit 2.1 (continued)


                               AMENDMENT NO. 1 TO
                              ACQUISITION AGREEMENT

THIS AMENDMENT is made and entered into as of the 2nd day of May, 1996 by and between:-

(1) COATES BROTHERS PLC, a public limited company organized under English law having its registered office at Cray Avenue, St. Mary Cray, Orpington, Kent BR5 3PP, England (hereinafter referred to as "Coates"); and

(2) THE VALSPAR CORPORATION, a corporation organized under the laws of the State of Delaware, United States of America having its principal offices at 1101 Third Street South, Minneapolis, Minnesota 55415, USA (hereinafter referred to as "Valspar").

RECITALS:

(A) Valspar and Coates (the "Parties") are parties to that certain Acquisition Agreement dated the 26th day of February, 1996 (the "Acquisition Agreement").

(B) The Parties mutually desire to amend the Acquisition Agreement as hereinafter provided.

NOW THEREFORE, in consideration of the premises, the Parties agree as follows:

1        AMENDMENTS

1.1 Definitions. Section 1.1 of the Acquisition Agreement is hereby amended as follows:

         (a) The following additional definitions are added in the appropriate locations in alphabetical order, all subsections and cross-references thereto being renumbered accordingly:

                  (i) "Effective Date" shall mean the earlier of (A) the Closing Date or (B) a date prior to the Closing Date if the Parties shall have agreed that the transactions to be completed at the Closing are to be treated for purposes of Section 6.4 hereof as if they had occurred with effect as of such prior date.

                  (ii) "Lessor" shall mean the Affiliate of Coates which shall acquire the land at the Nantes Site from Coates Coatings SA under the terms of the Nantes Deed of Sale and lease the land back to Coates Coatings SA under the terms of the Nantes Lease Agreement.

                  (iii) "Nantes Agreements" shall mean the Nantes Deed of Sale, the Nantes Facility Sale Agreement, the Nantes Lease Agreement and the Nantes Cross-Guaranty Agreement.

                  (iv) "Nantes Cross-Guaranty Agreement" shall mean an agreement between the Parties substantially in the form set forth as Exhibit 2.3(g)(iv) appended to Amendment No. 1 to this Agreement.

                  (v) "Nantes Deed of Sale" shall mean the deed of sale of the land at the Nantes Site in substantially in the form (forme authentique) set forth as Exhibit 2.3(g)(i) appended to Amendment No. 1 to this Agreement.

                  (vi) "Nantes Facility Sale Agreement" shall mean the conditional agreement to sell the buildings (promesse de vente) substantially in the form set forth as
                           Exhibit 2.3(g)(iii) appended to Amendment No. 1 to this Agreement.

                  (vii) "Nantes Site" shall mean the land and buildings owned by Coates Coatings SA and located at Nantes, France.

                  (viii) "TOM" shall mean Total Oil Marine PLC, a public limited company organized under English law and registered in England under number 811900, having its registered office at 33 Cavendish Square, London W1M 0HX, England.

                  (ix) "TOM Agreement" shall mean the agreement dated as of February 26, 1996 by and between Coates and TOM whereby Coates has transferred to TOM substantially all of the Packaging Coatings Business, including the Packaging Coatings Assets, Packaging Coatings Liabilities and Packaging Coatings Employees of Coates.

                  (x) "TOM Closing" shall mean the completion of the transactions contemplated by the TOM Agreement.

         (b)      The following definitions are revised to read as follows:

                  (i) Section 1.1(g), defining the term Ancillary Agreements, is revised to read in its entirety as follows:

                                    "Ancillary Agreements" shall mean the
                                    Guaranty, the Nantes Agreements and the
                                    agreements to be entered into at various
                                    Closings as described in Section 2.3,
                                    Section 3.4, Section 4.5 and Section 5.4.

                  (ii) Section 1.1(q), defining the term "Closing Balance Sheet", is amended by deleting the phrase "Closing Date" and inserting in lieu thereof the phrase "Effective Date".

                  (iii) Section 1.1(t), defining the term "Closing Statement of Financial Indebtedness", is amended by deleting the phrase "Closing Date" and inserting in lieu thereof the phrase "Effective Date".

                  (iv) Section 1.1(qqq), defining the term "Nantes Lease Agreement", is revised to read in its entirety as follows:

                                    "Nantes Lease Agreement" shall mean the
                                    agreement for lease (bail) of the land at the Nantes Site substantially in the form set forth as Exhibit 2.3(g)(ii) appended to Amendment No. 1 to this Agreement.

                  (v) Section 1.1(zzz), defining the term "Packaging Coatings Assets", is revised by replacing the period at the end thereof with a comma and adding immediately thereafter the following additional phrase:

                                    provided that such term when used with
                                    reference to Coates shall mean all such
                                    assets of Coates immediately prior to the TOM Closing.

                  (vi) Section 1.1(aaaa), defining the term "Packaging Coatings Business", is revised by replacing the period at the end thereof with a comma and adding immediately thereafter the following additional phrase:

                                    provided that such term when used with
                                    reference to Coates shall mean all such
                                    operations, revenues, expenses, assets and liabilities of Coates immediately prior to the TOM Closing.

                  (vii) Section 1.1(bbbb), defining the term "Packaging Coatings Employees", is revised by replacing the period at the end thereof with a comma and adding immediately thereafter the following additional phrase:

                                    provided that such term when used with
                                    reference to Coates shall mean all such
                                    employees of Coates immediately prior to the TOM Closing.

                  (viii) Section 1.1(cccc), defining the term "Packaging Coatings Liabilities", is revised by replacing the period at the end thereof with a comma and adding immediately thereafter the following additional phrase:

                                    provided that such term when used with
                                    reference to Coates shall mean all such
                                    liabilities of Coates immediately prior to the TOM Closing.

                  (ix) Section 1.1(ffff), defining the term "Phase I Coatings Companies", is revised to read in its entirety as follows:

                                    "Phase I Coatings Companies" shall mean
                                    Coates, including TOM in its capacity as successor in interest to the Packaging Coatings Business of Coates under the provisions of the TOM Agreement; Coates Brothers, Australia Pty Limited; Coates Coatings AS; Coates Coatings GmbH; Coates Coatings, Inc.; Coates Coatings SA and Coates Lorilleux SA; and "Phase I Coatings Company" shall mean any of them.

1.2 Assets and Liabilities. Section 1.2 of the Acquisition Agreement is hereby amended as follows:

         (a) Section 1.2(a)(i) is revised to read in its entirety as follows:

                           as to Coates, the real property owned prior to the TOM Closing by Coates and thereafter by TOM and located at Witney, England, together with all buildings and improvements thereon and all rights, privileges, easements and licenses relating to that property;

         (b) A new Section 1.2(d) is inserted after Section 1.2(c) reading in its entirety as follows:

                           For all purposes of this Agreement, the Packaging Coatings Assets and Packaging Coatings Liabilities of TOM will be deemed to be those of Coates, and vice versa, as may be necessary to give effect to the intents and purposes of this Agreement in the same manner as if the TOM Agreement had not been entered into.

1.3 Packaging Coatings Assets and Liabilities. Exhibits 2.1(f) and 2.1(g) of the Acquisition Agreement are hereby deleted and replaced with the revised versions appended to this Amendment.

1.4 Nantes Site. In implementation of Sections 2.3(g) and 9.15 of the Acquisition Agreement relating to the Nantes Site, the Parties agree that the Nantes Lease Agreement shall be substantially in the form set forth in Exhibit 2.3(g)(ii) appended to this Amendment. The Parties further agree to take, and to cause their respective Affiliates referred to below to take, the following actions as expeditiously as possible after the Phase I Closing:

         (a) The Parties shall take such actions as shall be required to ensure the completion of the formalities required for the legal separation of title to the buildings at the Nantes Site from title to the land on which they are located.

         (b) Within thirty (30) days after the completion of the aforesaid formalities, the following transactions shall be completed contemporaneously:

                  (i) Coates Coatings SA and the Lessor shall each execute and deliver the Nantes Deed of Sale, the Nantes Lease Agreement and the Nantes Facility Sale Agreement.

                  (ii) Valspar and Coates shall each execute and deliver the Nantes Cross-Guaranty Agreement.

         (c) Coates shall, with the active cooperation of Coates Coatings SA, use its best efforts to obtain from the Societe Nationale de Chemin de Fer (SNCF) in favor of Coates Coatings SA any and all easements, servitudes and other rights that may be necessary to enable Coates Coatings SA to have quiet use and enjoyment of the buildings at the Nantes Site, including those portions thereof that obtrude on the lands presently owned by or otherwise in the possession of SNCF, during the term of the Nantes Lease Agreement. Coates shall pay any expenses associated with the obtaining of such rights, as well as any rents or other charges levied by SNCF at any time during the term of the Nantes Lease Agreement in connection with the grant of such rights or the use of its land. In the event that Coates shall be unable to obtain the aforesaid rights within one (1) year after the Phase I Closing, and that SNCF thereafter shall require Coates Coatings SA to remove the encroachment or shall impose such conditions on the non-removal thereof, other than the payment of rents or charges, as to restrict or encumber access to or use of any portion of the Nantes Facility or expose Coates Coatings SA, in its reasonable judgment, to any risk of loss, damage or liability in connection with such access or use, Coates Coatings SA shall have the right to reconfigure the buildings so that they continue to afford the same functional utility and space as theretofore, and Coates shall reimburse Coates Coatings SA for all expenses reasonably incurred by the latter for such purpose, provided that Coates Coatings SA shall have given Coates notice in advance of any such action and shall furnish appropriate documentation of such expenses upon completion of such action.

1.5 Phase I Ancillary Agreements. Section 2.3 of the Acquisition Agreement is hereby amended as follows:

         (a)      Section 2.3(a) is revised to read in its entirety as follows:

                           TOM and an Affiliate of Valspar will enter into the Assignment and Assumption Agreement, whereby TOM will assign to Valspar all rights, and Valspar will assume all obligations, of TOM under the Machen Lease Agreement and the Wythenshawe Lease Agreement, in each case as assigned to TOM by Coates under and pursuant to the TOM Agreement.

         (b) Section 2.3(b) is revised by deleting subsection (i) thereof and renumbering subsections (ii) through (v) accordingly.

         (c) Section 2.3(h) is revised by deleting the phrase "the Phase II Coatings Companies, the Phase III Coatings Companies and".

         (d) Section 2.3(i) is revised by deleting the phrase "and Valspar Coates (India) Ltd."

         (e) Section 2.3(j) is renumbered Section 2.3(k) and a new Section 2.3(j) is inserted in lieu thereof reading in its entirety as follows:

                           Valspar and Coates of India Ltd. will enter into a Valspar Sales Representation Agreement, substantially in the form set forth in Appendix 11A, subject to any requirements of applicable law, under which Valspar will grant to Coates of India Ltd. exclusive sales rights for Packaging Coatings in respect of the Union of India.

         (f) Former Section 2.3(j), now renumbered as Section 2.3(k), is revised by deleting the phrase "Appendix 11" and inserting in lieu thereof the phrase "Appendix 11B".

1.6 Phase II Ancillary Agreements. Section 3.3 of the Acquisition Agreement is hereby amended by replacing the phrase "Appendix 8" in Section 3.3(c) with the phrase "Appendix 9".

1.7 Withholding Taxes. Section 6.4 (d) of the Acquisition Agreement is hereby amended by replacing the period at the end thereof with a comma and inserting the following additional phrase:

                  provided, however, that any amounts that Valspar and/or its Affiliates shall be required by law to withhold from the Final Purchase Price in respect of income or other taxes for which Coates and/or its Affiliates are liable shall, subject to the provisions of Section 15.2, be taken into account in determining the amount of any payment pursuant to this Section 6.4(d), and Valspar and/or its Affiliates shall notify Coates promptly upon its becoming aware of any such requirement and shall, contemporaneously with the final payment by either Party to the other under this Section 6.4(d), provide to Coates and/or its Affiliates, as the case may be, certificates from the relevant tax authorities evidencing payment of any tax liabilities of Coates and/or its Affiliates that shall have been so withheld out of the Final Purchase Price.

1.8 Closings with Effect as of An Earlier Date. Section 9.1 of the Acquisition Agreement is hereby amended by inserting after Section 9.1(h) a new Section 9.1(i) reading in its entirety as follows:

                  In the event that, at any Closing, the Shares or Assets of any Coatings Company shall be sold, assigned and transferred to Valspar or any of its Affiliates with effect as of an Effective Date prior to the Closing Date, Coates shall during the period from and after such Effective Date through and including the Closing Date manage the Packaging Coatings Business of such Coatings Company for the account and benefit of Valspar. Coates shall render to Valspar, if and as reasonably requested by Valspar, an accounting for the operations of such business during the said period and shall hold for the account of Valspar, and shall transfer to Valspar at the Closing, all cash and other assets, if any, representing the proceeds of the sale or other disposition of any Packaging Coatings Assets that shall not have been used for the discharge of Packaging Coatings Liabilities.

1.9 Inventory Valuation. Section 9.5 of the Acquisition Agreement is hereby amended by inserting prior to the final sentence thereof the following new sentence:

                  If Valspar shall proceed with any Closing on the basis of a Provisional Purchase Price determined in accordance with the inventory valuations reflected in the books, records and financial statements of the relevant Coatings Companies, such action shall not be deemed to constitute agreement on the valuation of such inventories for purposes of determining the Final Purchase Price.

1.10 Transitional Use of Packaging, Containers and Labels. Section 9 of the Acquisition Agreement is is hereby further amended by adding a new
         Section 9.17 reading in its entirety as follows:

                  Covenant Not to Sue. Coates shall not assert any claim against Valspar or any of its Affiliates by reason of any infringement of Coates' trademarks, trade names, logotypes, trade dress or other intellectual property rights resulting from or inherent in the use by Valspar or any of its Affiliates of packaging, containers, labels and other identifying materials of Coates or its Affiliates on or in connection with the sale of Packaging Coatings manufactured prior to the date which shall be one (1) month following the date of the Phase I Closing.

1.11 Indemnities. Section 12 of the Acquisition Agreement is hereby amended as follows:

         (a) The phrase "or any of its Affiliates" is inserted after "Coates" in Section 12.2(a)(ii).

         (b) The phrase "or any of its Affiliates" is inserted after "Valspar" in each of Sections 12.3(a)(i) and 12.3(a)(ii).

1.12 Further Assurances. Section 15.3 is amended by adding a new second sentence thereof to read in its entirety as follows:

                  Without limiting the generality of the foregoing, Coates shall cause TOM to take any and all actions, in its capacity as successor in interest to the Packaging Coatings Business of Coates, that may be required in order to perform and discharge the obligations of Coates hereunder.

1.13 Coates Trademark License Agreement. Appendix 3 to the Acquisition Agreement is hereby deleted and replaced with the revised version appended to this Amendment.

1.14 Valspar Technology Sublicense Agreement. Appendix 4 to the Acquisition Agreement is hereby deleted and replaced with the revised version appended to this Amendment.

1.15 Coates of India Sales Representation Agreement. The new Appendix 11A appended to this Amendment is hereby inserted after Appendix 11.

1.16 Philippines Sales Representation Agreement. The new Appendix 11B appended to this Amendment is hereby inserted after Appendix 11A.


2        PROVISIONS RELATING TO TOM AGREEMENT

2.1 Valspar Consent. Upon and subject to the terms and conditions set forth in this Amendment, Valspar hereby gives its written consent, in accordance with Section 9.1(b) of the Acquisition Agreement, to the transfer of the Packaging Coatings Assets subject to the Packaging Coatings Liabilities of Coates to TOM in accordance with the provisions of the TOM Agreement.

2.2 Indemnity in Respect of Employment Rights. Without prejudice to any other rights of the Valspar Indemnified Parties under the provisions of
         Section 12.2 of the Acquisition Agreement, Coates shall indemnify and hold harmless Valspar and its Affiliates from and against any and all losses, damages, liabilities, costs and expenses (including reasonable fees and expenses of counsel) that they may incur or to which they may become subject by reason of any claims that may be asserted by employees of Coates or any of its Affiliates under the Transfer of Undertakings (Protection of Employment) Regulations 1981 as amended by the Collective Redundancies and Transfer of Undertakings (Protection of Employment) (Amendment) Regulations 1995 that are predicated in whole or in part upon any alleged or actual failure to inform or consult in relation to the transactions provided for under the TOM Agreement, without regard to any applicable Basket Amount, Limit Amount or time limit provided for in Section 12 of the Acquisition Agreement but subject to the procedures set forth in Section 12.4 thereof.

3        RELATIONSHIP TO ACQUISITION AGREEMENT

3.1 Definitions. All terms used in capitalized form in this Amendment which are defined in the Acquisition Agreement, including those added by
         Section 1.1 hereof, shall have the same meanings as in the Acquisition Agreement.

3.2 Effect of Amendment. This Amendment constitutes an integral part of the Acquisition Agreement and, as such, shall be subject to all provisions thereof, including but not limited to those of Articles 12, 14 and 15 thereof, except to the extent that such provisions are expressly modified by this Amendment. All obligations of either Party hereunder shall be deemed to be obligations of such Party under the Acquisition Agreement. In the event of any conflict between the Acquisition Agreement and this Amendment, this Amendment shall prevail. All references to the Acquisition Agreement shall mean the said agreement as modified by this Amendment.

3.3 Savings Provision. Nothing contained in any of the Nantes Agreements shall be construed as superseding, or as modifying or limiting in any way, any of the obligations of Coates under the provisions of the Acquisition Agreement, including but not limited to those contained in
         Section 9.15 and Section 12.2 thereof.

3.4 Exhibits. The Exhibits appended to this Agreement shall be deemed to be Exhibits to, and an integral part of, the Acquisition Agreement for all purposes thereof.

3.5 Phase I Closing Date. The Parties have agreed that the Closing Date for the Phase I Closing shall be May 2, 1996 but that the Effective Date shall be April 30, 1996.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the day and year first above written.

COATES BROTHERS PLC                           THE VALSPAR CORPORATION

BY __________________________                 BY ____________________________

ITS _________________________                 ITS ___________________________





ACKNOWLEDGEMENT:

TOTAL S.A., a stock company organized under the laws of the Republic of France having its registered office at Tour Total, 24, Cour Michelet, 92069 Paris La Defense Cedex, France ("Total") hereby acknowledges notice of the foregoing Amendment No. 1 to the Acquisition Agreement and agrees that the Nantes Agreements, as therein defined, constitute Ancillary Agreements for the purposes of Section 12 of the Acquisition Agreement and that any breach or failure of performance by Coates of its obligations under or in respect of any of the Nantes Agreements would be subject to indemnification by Coates under the said
Section 12 and that such indemnification would constitute an Obligation as defined in, and subject to, the Guaranty given by Total to Valspar dated the 26th day of February, 1996 (the "Guaranty"); provided, however, that the Guaranty shall not extend to any breach of or failure to perform any agreement of an Affiliate of Coates contained in any Ancillary Agreement, as distinguished from any obligation of Coates in respect thereof.



TOTAL S.A.                                   THE VALSPAR CORPORATION

BY __________________________                 BY ____________________________

ITS _________________________                 ITS ___________________________